SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

AMETEK, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2007
Annual Meeting
Proxy Statement
Annual Financial Information
and Review of Operations

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 24, 2007
2:00 p.m. Eastern Daylight Time
J. P. Morgan Chase & Co.
1 Chase Manhattan Plaza
28th Floor
New York, NY 10005
Dear Fellow Stockholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2007 Annual Meeting of Stockholders of AMETEK, Inc. At the Annual Meeting, you will be asked to:
1.	Elect two Directors for a term of three years;

2.	Approve a proposed amendment to the Certificate of Incorporation increasing authorized shares of Common Stock from 200,000,000 to 400,000,000;

3.	Approve the AMETEK, Inc. 2007 Omnibus Incentive Compensation Plan;

4.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007; and

5.	Transact any other business properly brought before the Annual Meeting.
Only stockholders of record at the close of business on March 9, 2007 will be entitled to vote at the Annual Meeting. Your vote is important. You can vote in one of four ways: (1) by computer using the Internet, (2) by telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Directions to
J. P. Morgan Chase & Co. are located on the back cover of the Proxy Statement. Please refer to your proxy card for specific proxy voting instructions.
We have included the annual financial information relating to our business and operations in Appendix B to the Proxy Statement. We also have enclosed a Summary Annual Report.
We hope that you take advantage of the convenience and cost savings of voting by computer or by telephone. A sizable electronic “turnout” would significantly reduce return-postage fees.
We urge you to vote your shares either by computer, telephone or mailing your proxy as soon as possible, or in person at the Annual Meeting. We appreciate your interest in AMETEK.
Sincerely,
Frank S. Hermance
Chairman of the Board
and Chief Executive Officer
Paoli, Pennsylvania
Dated: March 16, 2007

Principal executive offices
37 North Valley Road — Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801
PROXY STATEMENT
We are mailing this Proxy Statement and proxy card to its stockholders of record as of March 9, 2007 on or about March 16, 2007. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Stockholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.
TABLE OF CONTENTS
Page

Voting Procedures
Corporate Governance
Advance Notice Procedures
Stockholder Proposals for the 2008 Proxy Statement
Report of the Audit Committee
Election of Directors (Proposal 1 on Proxy Card)
Approval of an Amendment to the Certificate of Incorporation increasing authorized shares of Common Stock (Proposal 2 on Proxy Card)
Approval of the AMETEK, Inc. 2007 Omnibus Incentive Compensation Plan (Proposal 3 on Proxy Card) Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 4 on Proxy Card)
The Board of Directors
Executive Officers
Executive Compensation:
Compensation Discussion and Analysis
Report of the Compensation Committee
Compensation Tables
Potential Payments upon Termination or Change of Control
Stock Ownership of Executive Officers and Directors
Beneficial Ownership of Principal Stockholders Compliance with Section 16(a) of the Securities Exchange Act of 1934
Other Business
Multiple Stockholders Sharing the Same Address
Electronic Distribution of Proxy Statements and Annual Reports
Appendix:
AMETEK, Inc. 2007 Omnibus Incentive Compensation Plan	A-
Index to Annual Financial Information and Review of Operations	B-

VOTING PROCEDURES
Your vote is very important. It is important that your views be represented whether or not you attend the Annual Meeting.
Who can vote? Stockholders of record as of the close of business on March 9, 2007 are entitled to vote. On that date,                      shares of our Common Stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.
How do I vote? You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You can designate the individuals named on the enclosed proxy card as your proxies by mailing a properly executed proxy card or by the Internet or telephone. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy card bearing a later date or by appearing in person and casting a ballot at the Annual Meeting.
To submit your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by the Internet or telephone by following the instructions on your proxy card. Your Internet or telephone vote authorizes the persons named on the proxy card to vote your shares in the same manner as if you marked, signed and returned the proxy card to us.
If you hold your shares through a broker, bank or other nominee, that institution will send to you separate instructions describing the procedure for voting your shares.
What shares are represented by the proxy card? The proxy card represents all the shares registered in your name. If you participate in the AMETEK, Inc. Investors’ Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan, the card also represents any full shares held in your account. If you are an employee who participates in an AMETEK employee savings plan and you also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted through the Internet or by telephone will serve as voting instructions to the plan trustee.
How are shares voted? If you return a properly executed proxy card or submit voting instructions by the Internet or telephone before voting at the Annual Meeting is closed, the individuals named as proxies on the enclosed proxy card will vote in accordance with the directions you provide. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card or a vote by the Internet or telephone also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting.
If your shares are held by a broker, bank or other holder of record, please refer to the instructions they provide for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.
If you are an employee who participates in an AMETEK employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. Your proxy voting instructions must be received by April 19, 2007 to enable the savings plan trustee to tabulate the vote of the plan shares prior to the Annual Meeting.

How many votes are required? A majority of the shares of our outstanding Common Stock entitled to vote at the Meeting must be represented in person or by proxy in order to have a quorum present at the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.
Directors are elected by a plurality of the votes cast. This means that the two candidates for election as Directors receiving the highest number of votes will be elected to serve until the Annual Meeting in 2010. The approval of the proposed amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock requires the affirmative vote of the holders of a majority of all outstanding shares of Common Stock of AMETEK entitled to vote at the Annual Meeting. As a result, abstentions and broker non-votes will have the same effect as a vote against this proposal. The approval of the 2007 Omnibus Incentive Compensation Plan and the ratification of the appointment of Ernst & Young LLP require the affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. Abstentions and broker non-votes are not counted as votes for or against these proposals.
Who will tabulate the vote? Our transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by independent inspectors of election.
Is my vote confidential? It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.
Who is the proxy solicitor? We have retained Georgeson Shareholder Communications, Inc. to assist in the distribution of proxy materials and solicitation of votes. We will pay Georgeson Shareholder Communications, Inc. a fee of $8,000, plus reimbursement of reasonable out-of-pocket expenses.
CORPORATE GOVERNANCE
In accordance with the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the Directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.
Our Board of Directors currently consists of nine members. They are Lewis G. Cole, Sheldon S. Gordon, Frank S. Hermance, Steven W. Kohlhagen, Charles D. Klein, James R. Malone, David P. Steinmann, Elizabeth R. Varet and Dennis K. Williams. The biographies of the continuing Directors and Director nominees appear on page ___. The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders. In accordance with our Director retirement policy, Mr. Cole will not stand for re-election at this year’s Annual Meeting of Stockholders. The Board has nominated the other two current Class I Directors, Messrs. Kohlhagen and Klein, to serve as Class I Directors until the 2010 Annual Meeting. In addition, in accordance with our Certificate of Incorporation and By-Laws, the Board decreased the number of Class I Directors from three to two, thereby decreasing the size of the Board from nine to eight Directors. Mr. Helmut N. Friedlaender, who served as a Director from 1955 to 2006, currently serves as a Director Emeritus.
Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission. Our Code of Ethics and Business Conduct sets forth rules of conduct that apply to all of our Directors, officers and employees. We also have adopted a separate Code of Ethical Conduct for our Chief Executive Officer and senior financial officers. The Guidelines and Codes of Ethics are available on our Web site at www.ametek.com/investors as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286). The Board of Directors and our management do not intend to grant any waivers of the provisions of either Code. In the unlikely event a waiver for a Director or an executive officer occurs, the action will be disclosed promptly at the Web site address noted above. If the Guidelines or the Codes are amended, the revised versions also will be posted on the Web site.
Meetings of the Board. Our Board of Directors has four regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the Directors frequently communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the Directors.
The independent Directors meet in executive session at least once a year outside of the presence of any management Directors and other members of our management. The presiding Director at the executive sessions rotates among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. During executive sessions, the Directors may consider such matters as they deem appropriate. Following each executive session, the results of the deliberations and any recommendations are communicated to the full Board of Directors.
Directors are expected to attend all meetings of the Board and each Committee on which they serve and are expected to attend the Annual Meeting of Stockholders. Our Board met in person a total of four times in 2006. Each of the Directors attended at least 75% of the meetings of the Board and the Committees to which the Director was assigned. All nine Directors attended the 2006 Annual Meeting of Stockholders.
Independence . The Board of Directors has affirmatively determined that each of the current Non-Management Directors, Lewis G. Cole, Sheldon S. Gordon, Steven W. Kohlhagen, Charles D. Klein, James R. Malone, David P. Steinmann, Elizabeth R. Varet and Dennis K. Williams, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and, therefore, is an independent Director within the meaning of the New York Stock Exchange rules. The Board has further determined that each member of the Audit, Compensation and Corporate Governance/Nominating Committees is independent within the meaning of the New York Stock Exchange rules. The members of the Audit Committee also satisfy Securities and Exchange Commission regulatory independence requirements for audit committee members.
The Board has established the following standards to assist it in determining Director independence: A Director will not be deemed independent if: (i) within the previous three years or currently, (a) the Director has been employed by us; (b) someone in the Director’s immediate family has been employed by us as an executive officer; or (c) the Director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of our present executive officers; (ii) (a) the Director or someone in the Director’s immediate family is a current partner of a firm that is our internal or external auditor; (b) the Director is a current employee of the firm, or someone in the Director’s immediate family is a current employee of the firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (c) the Director or someone in the Director’s immediate family is a former partner or employee of such a firm and personally worked on our audit within the last three years; (iii) the Director received, or someone in the Director’s immediate family received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member, other than compensation for service as our employee (other than an executive officer). The following commercial or charitable relationships will not be considered material relationships: (i) if the Director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent of the other company’s consolidated gross revenues, whichever is greater, or (ii) if the Director is a current executive officer of a charitable organization, and we made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that do not exceed $1 million or two percent of the charitable organization’s consolidated gross revenues, whichever is greater. For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the New York Stock Exchange’s corporate governance rules.
All independent Directors satisfied these categorical standards.
In considering the independence of the Non-Management Directors, the Board considered some relationships that it concluded did not impair the Director’s independence. In addition to the relationships described below under “Certain Relationships and Related Transactions,” the Board considered that Mr. Klein, Mr. Steinmann and Ms. Varet may be deemed to have a relationship with an entity that purchases motors from us. In addition, the Board considered Mr. Cole’s position as of counsel to a law firm that rendered services to us in 2006.
Communication with Non-Management Directors and Audit Committee . Stockholders and other parties who wish to communicate with the Non-Management Directors may do so by calling 1-877-263-8357 (in the United States and Canada) or 1-610-889-5271. If you prefer to communicate in writing, address your correspondence to the Corporate Secretary Department, Attention: Non-Management Directors, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801.
You may address complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee by calling 1-866-531-3079 (Domestic – English only) or 1-866-551-8006 (International – Foreign Languages).
Committees of the Board. Our Board Committees include Audit, Compensation, Corporate Governance/Nominating, Pension Investment and Executive. The Charters of the Audit, Compensation and Corporate Governance/Nominating Committees are available on our Web site at www.ametek.com/investors as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286). Each of the Audit, Compensation and Corporate Governance/Nominating Committees conducts an annual assessment to assist it in evaluating whether, among other things, it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations effectively. Each Committee may retain advisors to assist it in carrying out its responsibilities.
The Audit Committee has the sole authority to retain, compensate, terminate, oversee and evaluate our independent auditors. In addition, the Audit Committee is responsible for:
•	review and approval in advance of all audit and lawfully permitted non-audit services performed by the independent auditors;

•	review and discussion with management and the independent auditors regarding the annual audited financial statements and quarterly financial statements included in our Securities and Exchange Commission filings and quarterly sales and earnings announcements;

•	oversight of our compliance with legal and regulatory requirements;

•	review of the performance of our internal audit function;

•	meeting separately with the independent auditors and our internal auditors as often as deemed necessary or appropriate by the Committee; and

•	review of major issues regarding accounting principles, financial statement presentation and the adequacy of internal controls.

The Committee met eight times during 2006. The Board of Directors has determined that Sheldon S. Gordon is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s regulations. The members of the Committee are Sheldon S. Gordon – Chairperson, Steven W. Kohlhagen and James R. Malone. Mr. Kohlhagen currently serves on the audit committees of boards of directors of seven related Merrill Lynch closed-end investment companies (all of which have identical board compositions and committee structures), which funds are publicly traded. After its review and consideration of Mr. Kohlhagen’s simultaneous service on the audit committees of the Merrill Lynch closed-end investment companies, the Board has determined that Mr. Kohlhagen’s simultaneous service on those audit committees does not impair his ability to serve effectively on our Audit Committee.
The Compensation Committee is responsible for, among other things:
•	establishment and periodic review of our compensation philosophy and the adequacy of the compensation plans for our officers and other employees;

•	establishment of compensation arrangements and incentive goals for officers and administration of compensation plans;

•	review of the performance of officers, award of incentive compensation and adjustment of compensation arrangements as appropriate based on performance;

•	review and monitoring of management development and succession plans; and

•	periodic review of the compensation of non-employee Directors.
The Committee met five times during 2006. The members of the Committee are Charles D. Klein – Chairperson, James R. Malone and Elizabeth R. Varet. In carrying out its duties, the Compensation Committee makes compensation decisions for approximately 30 officers, including all executive officers. The Compensation Committee charter does not provide for delegation of the Committee’s duties and responsibilities. The charter provides that, in setting compensation for the Chief Executive Officer, the Committee will review and evaluate the Chief Executive Officer’s performance and leadership, taking into account the views of other members of the Board. The charter further provides that, with the participation of the Chief Executive Officer, the Committee evaluates the performance of other officers and determines compensation for these officers. In this regard, Compensation Committee meetings are regularly attended by the Chief Executive Officer. The Chief Executive Officer does not participate in determinations of his compensation. The Compensation Committee has authority under the charter to retain and set compensation for compensation consultants and other advisors. The Committee has engaged Towers Perrin to provide advice and data. Towers Perrin provides other consulting services to us.
The Corporate Governance/Nominating Committee is responsible for, among other things:
•	selection of nominees for election as Directors, subject to ratification by the Board;

•	recommendation of a Director to serve as Chairperson of the Board;

•	recommendation to the Board of the responsibilities of Board Committees and each Committee’s membership;

•	oversight of the annual evaluation of the Board and the Audit and Compensation Committees; and

•	review and assessment of the adequacy of our Corporate Governance Guidelines.
The Committee met four times during 2006. The members of the Committee are James R. Malone – Chairperson, Charles D. Klein, David P. Steinmann and Dennis K. Williams.

The Pension Investment Committee reviews the administration of our retirement plans, including compliance, investment manager and trustee performance, and the results of independent audits of the plans. The Committee met four times during 2006. The members of the Committee are Lewis G. Cole – Chairperson, Sheldon S. Gordon, Steven W. Kohlhagen and David P. Steinmann.
The Executive Committee has limited powers to act on behalf of the Board whenever the Board is not in session. The Committee did not meet during 2006. The members of the Committee are Frank S. Hermance – Chairperson, Charles D. Klein, Elizabeth R. Varet and Dennis K. Williams.
Consideration of Director Candidates. The Corporate Governance/Nominating Committee considers candidates for Board membership. The Charter of the Corporate Governance/Nominating Committee requires that the Committee consider and recommend to the Board the appropriate size, function and composition of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge, and business and other experience useful for the effective oversight of our business. The Board also seeks members from diverse backgrounds who have a reputation for integrity. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to our company. The Committee considers all of these qualities when nominating candidates for Director.
Stockholders can recommend qualified candidates for Director by writing to the Corporate Secretary, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801. Stockholder submissions must include the following information: (1) the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the nominating shareholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of our Common Stock that the recommending stockholder owns and the length of time that the shares have been owned. To enable consideration of a candidate in connection with the 2008 Annual Meeting, a stockholder must submit materials relating to the suggested candidate no later than November 17, 2007. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating Committee will reach a conclusion based on the criteria described above in the same manner as for other candidates. The Corporate Governance/Nominating Committee also may seek additional information regarding the candidate. After full consideration by the Corporate Governance/Nominating Committee, the stockholder proponent will be notified of the decision of the Committee.
Director Compensation. Standard compensation arrangements for Directors in 2006 are described below. All information regarding restricted stock and stock options has been adjusted to reflect the three-for-two stock split paid to stockholders on November 27, 2006.
•	Fees — Non-employee Directors received an annual fee of $35,000, except for the Chairmen of the Compensation, Corporate Governance/Nominating and Pension Investment Committees, who received an annual fee of $40,000, and the Chairman of the Audit Committee, who received an annual fee of $45,000. In addition, non-employee Directors received $3,750 for each of the four regular meetings of the Board of Directors they attended. There were no additional fees for attendance at Committee meetings.

•	Restricted Stock — On April 26, 2006, under our 2002 Stock Incentive Plan, each non-employee Director received a restricted stock award of 1,080 shares of our Common Stock. These restricted shares vest on the earliest to occur of:
•	the closing price of our Common Stock on any five consecutive trading days equaling or exceeding $66.14,

•	the death or disability of the Director,

•	the Director’s termination of service as a member of AMETEK’s Board of Directors in connection with a change of control,

•	the fourth anniversary of the date of grant, namely April 26, 2010, or

•	the Director’s retirement from service as a member of the Board of Directors at or after age 55 and the completion of at least 10 years of service with us, in which case only a pro rata portion of the shares becomes non-forfeitable and transferable, based upon the time that has elapsed since the date of grant.
•	Options — On April 26, 2006, under our Stock Incentive Plan, each non-employee Director received an option to purchase 3,645 shares of our Common Stock, at an exercise price equal to the average of the highest and lowest quoted selling prices of AMETEK’s Common Stock on the New York Stock Exchange composite tape on the date of grant. Stock options become exercisable as to the underlying shares in four equal annual installments beginning one year after the date of grant.
The following table provides information regarding Director compensation in 2006, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board, Committee and AMETEK business meetings, and approved educational seminars. In addition, the table does not address compensation for Mr. Hermance, which is addressed under “Executive Compensation” below. Mr. Hermance does not receive additional compensation for serving as a Director.
DIRECTOR COMPENSATION – 2006

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards(1)	Awards (2)	Compensation	Earnings	Compensation (3)	Total
Lewis G. Cole	$55,000	$25,256	$34,956	—	—	—	$115,212
Sheldon S. Gordon	60,000	25,256	34,956	—	—	—	120,212
Charles D. Klein	55,000	25,256	34,956	—	—	—	115,212
Steven W. Kohlhagen	37,500	5,953	5,826	—	—	$5,000	54,279
James R. Malone	55,000	25,256	34,956	—	—	—	115,212
David P. Steinmann	50,000	25,256	34,956	—	—	—	110,212
Elizabeth R. Varet	50,000	25,256	34,956	—	—	—	110,212
Dennis K. Williams	37,500	5,953	5,826	—	—	—	49,279

(1)	The amounts shown for stock awards relate to restricted shares granted under our 2002 Stock Incentive Plan. These amounts are equal to the dollar amounts recognized in 2006 with respect to the Directors’ stock awards for financial reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123(R), which we refer to below as “SFAS 123(R),” but without giving effect to estimated forfeitures. The grant date fair value of stock awards granted to each Director in 2006, computed in accordance with SFAS 123(R), was $35,712. The assumptions used in determining the amounts in this column are set forth in note 9 to our consolidated financial statements on page ___of Appendix B to this proxy statement. At December 31, 2006, Messrs. Cole, Gordon, Klein, Malone and Steinmann and Ms. Varet each held 4,455 restricted shares and Messrs. Kohlhagen and Williams each held 1,080 restricted shares.

(2)	The amounts shown for option awards relate to stock options granted under our 2002 Stock Incentive Plan. These amounts are equal to the dollar amounts recognized in 2006 with respect to the Directors’ option awards for financial reporting purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 9 to our consolidated financial statements on page ___of Appendix B to this proxy statement. The grant date fair value of option awards granted to each Director in 2006, computed in accordance with SFAS 123(R), was $34,968. At December 31, 2006, Messrs. Cole, Gordon, Klein, Malone and Steinmann and Ms. Varet each held options to purchase 12,795 shares of our Common Stock and Messrs. Kohlhagen and Williams each held options to purchase 3,645 shares of our Common Stock.

(3)	Represents fees for consulting services performed prior to Mr. Kohlhagen’s election as a non-employee Director in April 2006.
Directors who first became members of the Board of Directors prior to January 1, 1997 participate in a retirement plan for Directors. Under this plan, each non-employee Director who has provided at least three years of service to us as a Director receives an annual retirement benefit equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. Mr. Steinmann and Ms. Varet have accrued an annual retirement benefit of $50,000. Messrs. Cole, Klein and Malone have accrued an annual retirement benefit of $55,000. Mr. Gordon has accrued an annual retirement benefit of $60,000.
Directors who first became members of the Board of Directors prior to July 22, 2004 participate in our Death Benefit Program for Directors. Under this program, each non-employee Director has an individual agreement that pays the Director (or the Director’s beneficiary in the event of the Director’s death) an annual amount equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. The payments are made for 10 years beginning at the earlier of (a) the Director’s being retired and having attained age 70 or (b) the Director’s death. Directors elected after January 1, 1989 must complete five years of service as a Director in order to receive benefits under this program. The program is funded by individual life insurance policies that we purchased on the lives of the Directors. In addition, non-employee Directors who first became members of the Board of Directors prior to July 27, 2005 have a group term life insurance benefit of $50,000. We retain the right to terminate any of the individual agreements under certain circumstances.
Mandatory Retirement. The retirement policy for our Board of Directors prohibits a Director from standing for re-election following his or her 75th birthday.
Certain Relationships and Related Transactions. Mr. Kohlhagen’s brother-in-law is employed by us in a non-executive officer capacity and received compensation in excess of $120,000 in 2006. Mr. Hermance’s son is employed by us in a non-executive officer capacity and received compensation in excess of $120,000 in 2006.
Under our written Related Party Transactions Policy, transactions that would require disclosure under SEC regulations must be approved in advance by the Audit Committee. The relationships described above were ratified by the Audit Committee under the policy.

ADVANCE NOTICE PROCEDURES
In accordance with our By-Laws, stockholders must give us notice relating to nominations for Director or proposed business to be considered at our 2008 Annual Meeting of Stockholders no earlier than January 23, 2008 nor later than February 22, 2008. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement or for suggesting candidates for consideration by the Corporate Governance/Nominating Committee, nor do they apply to questions a stockholder may wish to ask at the Annual Meeting. Stockholders may request a copy of the By-Law provisions discussed above from the Corporate Secretary, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801.
STOCKHOLDER PROPOSALS FOR THE 2008 PROXY STATEMENT
To be considered for inclusion in the proxy statement for the 2008 Annual Meeting of Stockholders, stockholder proposals must be received at our executive offices no later than November 17, 2007.

REPORT OF THE AUDIT COMMITTEE
The responsibilities of the Audit Committee are set forth in its Charter, which is accessible on AMETEK’s Web site at www.ametek.com/investors. Among other things, the Charter charges the Committee with the responsibility for reviewing AMETEK’s audited financial statements and the financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and Ernst & Young LLP, AMETEK’s independent registered public accounting firm, the audited financial statements contained in AMETEK’s 2006 Annual Report on Form 10-K and included in Appendix B to this Proxy Statement. The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
In addition, the Committee received the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP its independence.
The Committee discussed with AMETEK’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK’s disclosure control process and internal control over financial reporting, and the overall quality of AMETEK’s financial reporting. The Committee held eight meetings during the fiscal year ended December 31, 2006, which included telephone meetings prior to quarterly earnings announcements.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in AMETEK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee:
Sheldon S. Gordon, Chairperson
Steven W. Kohlhagen
James R. Malone
Dated: March 16, 2007

ELECTION OF DIRECTORS
(Proposal 1 on Proxy Card)
The nominees for election at this year’s Annual Meeting are Charles D. Klein and Steven W. Kohlhagen. Messrs. Klein and Kohlhagen have been nominated to serve as Class I Directors and, if elected, will serve until the Annual Meeting in 2010.
All proxies received will be voted for the election of the nominees unless the stockholder submitting the proxy gives other directions. Nominees will be elected by holders of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, unless the Board determines to reduce the number of Directors.
The Directors’ biographies are set forth on page                     .
Your Board of Directors Recommends a Vote FOR Each of the Nominees.
APPROVAL OF AN AMENDMENT TO THE
CERTIFICATE OF INCORPORATION INCREASING
AUTHORIZED SHARES OF COMMON STOCK
(Proposal 2 on Proxy Card)
Under Article FOURTH, Section 1 of our Amended and Restated Certificate of Incorporation, as amended, we presently are authorized to issue 200,000,000 shares of Common Stock with a par value of $.01 per share. On November 27, 2006, we effected a three-for-two stock split of our Common Stock but did not at that time increase the authorized number of shares of Common Stock. Accordingly, we are proposing to amend Section 1 of Article FOURTH of our Certificate of Incorporation to increase the number of shares of Common Stock that we are authorized to issue from 200,000,000 to 400,000,000 shares. The proposed amendment reads as follows:
“FOURTH. Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 405,000,000 shares, consisting of 400,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.”
At February 28, 2007, there were                    shares of Common Stock issued and outstanding and                     shares were reserved for issuance under our stock incentive plans. No shares of preferred stock are outstanding, and the proposed amendment will not affect the number of authorized shares of preferred stock.
The Board of Directors believes that it is in the best interests of our company and our stockholders to increase the number of authorized shares of Common Stock. The increase in authorized shares will provide flexibility with respect to future transactions, including acquisitions of other businesses, because we will have the ability to use our Common Stock (or securities convertible into or exercisable for Common Stock) as consideration for such transactions. We also may use such additional shares for financing transactions, stock splits and other corporate purposes. The additional shares will enable us to avoid the time-consuming and costly need to hold a special meeting of stockholders each time we determine to use Common Stock for these purposes. Moreover, occasions may arise when the time required to obtain stockholder approval might delay our ability to enter into a desirable transaction.

If the proposal is approved, the Board of Directors will have the sole discretion to issue the additional authorized shares of Common Stock on such terms and for such consideration as it may determine, and no further approval by stockholders would be necessary, except as may be required by law or applicable New York Stock Exchange rules. In some cases, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the New York Stock Exchange require stockholder authorization before we can issue Common Stock.
Stockholders will not have any preemptive rights with respect to the additional shares being authorized. The issuance of any additional shares of Common Stock may have the effect of diluting the percentage of stock ownership of our present stockholders.
The affirmative vote of holders of a majority of all outstanding shares of Common Stock entitled to vote on this proposal at the Annual Meeting is required in order for the proposed amendment to the Certificate of Incorporation to be adopted.
Your Board of Directors recommends a Vote FOR this Proposal.
APPROVAL OF THE AMETEK, INC. 2007
OMNIBUS INCENTIVE COMPENSATION PLAN
(Proposal 3 on Proxy Card)
On February 23, 2007, the Board of Directors adopted the AMETEK, Inc. 2007 Omnibus Incentive Compensation Plan (the “Plan”), subject to stockholder approval. The Board of Directors has directed that the proposal to approve the Plan be submitted to our stockholders for their approval at the Annual Meeting.
We believe that the Plan will enhance our ability to attract, retain and motivate top quality employees and encourage them to contribute to our growth. We also believe that the Plan will enable us to continue to align the interests of our employees and directors with those of our stockholders through the grant to employees and directors of stock options, stock units, stock awards or stock appreciation rights under the Plan.
The Plan is intended to enable the Compensation Committee of the Board of Directors to make annual bonus awards to executives based on achievement of objective performance goals, in accordance with the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
The Committee also may grant to executives other bonuses as the Committee deems appropriate, which may be based on such criteria as the Committee determines. Decisions with respect to these bonuses will be made separate and apart from the bonus awards intended to qualify under Section 162(m).
We intend to continue to grant stock options and other equity awards under our existing equity plans, from the shares reserved for issuance under those plans.
If approved by the stockholders, the Plan will become effective on February 23, 2007. Any grant or annual bonus award made under the Plan prior to the Annual Meeting will be subject to stockholder approval of the Plan at the Annual Meeting. If for any reason the stockholders do not approve the Plan at the Annual Meeting, the Plan will immediately terminate and no grants or bonus awards will be made under the Plan.
The material terms of the Plan are summarized below. A copy of the full text of the Plan is attached to this Proxy Statement as Appendix A. This summary of the Plan is not intended to be a complete description of the Plan and is qualified in its entirety by the actual text of the Plan to which reference is made.

Material Features of the Plan
General. The Plan provides that grants and awards may be made in any of the following forms:
•	Incentive stock options

•	Nonqualified stock options

•	Stock units

•	Stock awards

•	Stock appreciation rights

•	Performance-based cash bonus awards
The Plan authorizes up to 3,500,000 shares of Common Stock for issuance. Within this limit, the maximum aggregate number of shares of Common Stock with respect to which stock awards and stock units may be issued during the term of the Plan is 1,050,000 shares. The last reported sale price of our Common Stock on February 28, 2007, was $          per share.
If and to the extent options and stock appreciation rights granted under the Plan terminate, or are cancelled or exchanged without being exercised, or if any stock units or stock awards are forfeited or terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Plan. Shares of Common Stock surrendered in payment of the exercise price of an option, and shares withheld or surrendered for payment of taxes, will not be available for reissuance under the Plan. If stock appreciation rights are exercised, the full number of shares subject to the stock appreciation rights will be considered issued under the Plan, without regard to the number of shares issued upon exercise of the stock appreciation rights and without regard to any cash settlement of the stock appreciation rights. A grant of stock units that is designated in the grant agreement to be paid in cash, rather than in shares of Common Stock, will not count against the foregoing share limits.
The Plan provides that the maximum aggregate number of shares of Common Stock with respect to which grants may be made to any individual during any calendar year is 1,225,000 shares. All grants under the Plan will be expressed in shares of Common Stock.
All share limits described above are subject to adjustment in certain circumstances as described below.
Administration. The Plan will be administered and interpreted by the Compensation Committee, or such other committee of non-employee Directors as may be appointed by the Board to administer the Plan (the “Committee”). The Committee may appoint an administrative committee comprised of our employees to perform ministerial functions under the Plan.
The Committee has the authority to (i) determine the individuals to whom grants or bonus awards will be made under the Plan, (ii) determine the type, size, terms and conditions of the grants or bonus awards, (iii) determine when grants or bonus awards will be made, subject to our stock-based award grant practices, (iv) establish any performance goals for grants or bonus awards, (v) determine the duration of any applicable exercise or restriction period, including the criteria for exercisability or vesting and any acceleration of exercisability or vesting, (vi) amend the terms and conditions of any previously issued grant or bonus award, subject to the limitations described below, and (vii) deal with any other matters arising under the Plan.
Eligibility for Participation. All of our employees and non-employee Directors are eligible to receive grants under the Plan. As of March 31, 2007, we estimate that approximately 300 employees and eight non-employee Directors will be designated to receive grants under the Plan. Only executives are eligible to receive bonus awards under the Plan.

Types of Awards.
Stock Options
We may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”). Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only employees may receive a grant of ISOs.
The Committee will fix the exercise price per share and term of each option on the date of grant. The exercise price must be equal to or greater than the last reported sale price of the underlying shares of Common Stock on the date of grant, and the term of each option may not exceed seven years. The Committee will determine under what circumstances, if any, and during what time periods a participant may exercise an option after termination of employment or service.
An ISO may not be granted to an employee who holds more than 10% of the total combined voting power of all classes of outstanding stock. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.
A participant may pay the exercise price and any withholding taxes for an option: (i) in cash; (ii) if the Committee permits, by delivering shares of Common Stock already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of Common Stock having an aggregate fair market value on the date of exercise equal to the exercise price; (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board; or (iv) by such other method as the Committee may approve.
Stock Units
The Committee may grant stock units, which provide the participants with the right to receive, at a future date, a share of Common Stock or an amount based on the value of a share of Common Stock. The Committee will determine the terms and conditions of the stock units, including (i) whether stock units will become payable based on achievement of performance goals or other conditions, (ii) and whether stock units will be paid at the end of a specified period or deferred to a date authorized by the Committee. The Committee will determine in the grant agreement under what circumstances, if any, a participant may retain stock units after termination of employment or service. If a stock unit becomes distributable, it will be paid to the participant in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Committee.
The Committee may grant dividend equivalents in connection with stock units on such terms and conditions as it determines. Dividend equivalents will be payable in cash or shares of Common Stock and may be paid currently or may be deferred.
Stock Awards
The Committee may grant stock awards having such terms and conditions, including vesting conditions, as the Committee determines. However, all stock awards must have a vesting period of at least three years, except upon the occurrence of such circumstance or event as, in the opinion of the Committee, merits special consideration. The Committee will determine in the grant agreement under what circumstances, if any, a participant may retain unvested stock awards after termination of employment or service.
The Committee will determine to what extent and under what conditions participants will have the right to vote shares of Common Stock subject to stock awards and to receive dividends paid on such shares during the restriction period. The Committee may determine that a participant’s entitlement to dividends with respect to stock awards will be subject to the achievement of performance goals or other conditions. Accumulated dividends may be paid in cash or in such other form as the Committee determines.

Stock Appreciation Rights
The Committee may grant stock appreciation rights to anyone eligible to participate in the Plan. Stock appreciation rights may be granted in connection with, or independently of, any option granted under the Plan. Upon exercise of a stock appreciation right, the participant will receive an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the base amount for the stock appreciation right. Payment will be made in cash, shares of Common Stock, or a combination of the two.
The Committee will fix the base amount and term of each stock appreciation right on the date of grant. The base amount of each stock appreciation right will be not less than the last reported sale price of a share of Common Stock on the date of grant, and the term of each stock appreciation right may not exceed seven years. The Committee will determine the terms and conditions of stock appreciation rights, including when they become exercisable. Except as provided in the grant agreement, stock appreciation rights may be exercised only while the participant is employed by or providing service to us and our subsidiaries. The Committee will determine under what circumstances, if any, and during what time periods a participant may exercise a stock appreciation right after termination of employment or service.
Qualified Performance-Based Compensation
The Plan permits the Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, dividend equivalents or dividends granted to employees under the Plan, in order for the grants to be considered qualified performance-based compensation for purposes of Section 162(m) of the Code (see “Federal Income Tax Consequences” below). If the Committee determines to utilize performance goals, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions. The Committee may provide in the grant agreement that qualified performance-based grants will be payable or restrictions on such grants will lapse, in whole or part, in the event of the participant’s death or disability during the performance period, a change of control, or under other circumstances consistent with Department of Treasury regulations.
The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code for preserving deductibility of award payouts, will be based on one or more of the following measures: stock price, earnings per share, diluted earnings per share, price-earnings multiples, net income, operating income, revenues, working capital, operating working capital, number of days sales outstanding in accounts receivable, inventory turnover, productivity, operating income margin, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, stockholder return, return on equity, return on capital employed, growth in assets, unit volume, sales, sales growth, return on sales, internal sales growth, operating cash flow, free cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to one or more business units or the performance of our company and subsidiaries as a whole, or any combination of the foregoing.
The Committee will not have the discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable under grants it designates as qualified performance-based compensation. At the end of the performance period, the Committee will certify the performance results for the performance period, and determine the amount, if any, to be paid under each grant based on the achievement of the performance goals and the satisfaction of all other terms of the grant agreement.
If dividend equivalents or dividends are granted as qualified performance-based compensation under Section 162(m) of the Code, the participant may not accrue more than $500,000 of such dividend equivalents or dividends during any calendar year.

Bonus Awards
In addition to the foregoing, the Committee may grant annual bonus awards under the Plan to executives, upon such terms and conditions as the Committee deems appropriate. The annual bonus awards are intended to meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Code. Prior to, or soon after the beginning of, the performance period, the Committee will select the executives who will be eligible for bonus awards, specify the annual performance period and establish in writing the target bonus awards and performance goals for the performance period. A participant’s target bonus award may provide for differing amounts to be paid based on differing thresholds of performance. The performance goals will be based on one or more of the measures described above under “Qualified Performance-Based Compensation.”
The Committee will not have the discretion to increase the amount of compensation that is payable based on achievement of the performance goals, but may reduce the amount of compensation based upon its assessment of personal performance or other factors. After the performance period ends, the Committee will certify the performance results for the performance period, and determine the amount, if any, to be paid under the bonus award, based on the achievement of the performance goals, the Committee’s exercise of its discretion to reduce bonus awards and the satisfaction of all other terms of the bonus award. If a change of control occurs prior to the end of a performance period, the Committee may determine that each participant who is then an employee and was awarded a target bonus award for the performance period may receive a bonus award for the performance period, in such amount and at such time as the Committee determines.
The maximum bonus award designated as Section 162(m) “qualified performance-based compensation” that may be payable to any participant under the Plan for an annual performance period is $5,000,000.
In addition to bonus awards that are designated as Section 162(m) “qualified performance-based compensation,” as described above, the Committee may grant to executives other bonuses that the Committee deems appropriate, which may be based on individual performance, our company’s performance or such other criteria as the Committee determines. Decisions with respect to such bonuses shall be made separate and apart from the bonus awards described above.
Deferrals. The Committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the participant in connection with any grant or bonus award under the Plan. The Committee will establish the rules and procedures applicable to any such deferrals.
Adjustment Provisions. In the event of a stock dividend, extraordinary dividend, spinoff, recapitalization, stock split, combination or exchange of shares, merger, reorganization, consolidation or similar event, the number of shares of Common Stock available for grants, the various share limits described above, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants. Any adjustment to outstanding grants will be consistent with specified provisions of the Code, to the extent applicable.
Change of Control. In the event of a change of control, the Committee may take any of the following actions with respect to any or all outstanding grants under the Plan: (i) determine that all outstanding options and stock appreciation rights will become fully exercisable, the restrictions on all outstanding stock awards will lapse, and accumulated dividends will be paid, as of the date of the change of control or at such other time as the Committee determines; (ii) require that participants surrender their options and stock appreciation rights in exchange for payment by us, in cash or shares of Common Stock as determined by the Committee in an amount equal to the amount, if any, by which the then fair market value of the shares subject to the participant’s unexercised options and stock appreciation rights exceeds the exercise price of the options or the base amount of the stock appreciation rights, as applicable; (iii) after giving participants the opportunity to exercise their options and stock appreciation rights, terminate any or all unexercised options and stock appreciation rights at such time as the Committee determines appropriate; (iv) determine that participants holding stock units will receive one or more payments in settlement of such stock units and accumulated dividend equivalents, in such amount and form and on such terms as the Committee determines; or (v) determine that any grants that remain outstanding after the change of control will be converted to similar grants of the surviving corporation.
For purposes of the Plan, a change of control will be deemed to have occurred if one of the following events occurs:
•	Any person becomes the beneficial owner of securities representing 20% or more of the voting power of our securities, provided that a change of control will not occur as a result of a transaction in which we become a subsidiary of another corporation and in which our stockholders, immediately prior to the transaction, will own shares representing more than 50% of the parent corporation.

•	Consummation of a merger or consolidation whereby our stockholders immediately before the transaction do not own securities representing more than 50% of the voting power of the securities of the surviving company.

•	A sale or other disposition of all or substantially all of our assets.

•	A plan of liquidation or dissolution of our company.
Transferability of Grants. Only the participant may exercise rights under a grant during the participant’s lifetime. A participant may not transfer those rights except by will or the laws of descent and distribution. The Committee may provide, in a grant agreement, that a participant may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.
Bonus awards are not transferable. If a participant dies, any amounts payable after the participant’s death under a bonus award will be paid to the personal representative or other person entitled to succeed to the participant’s rights.
Participants Outside the United States. If any individual who receives a grant under the Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee determines appropriate to comply with the laws of the applicable country.
No Repricing of Options or Stock Appreciation Rights. Neither the Board of Directors nor the Committee can amend the Plan or options or stock appreciation rights previously granted under the Plan to permit a repricing of options or stock appreciation rights, without prior stockholder approval.
Amendment and Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The Plan will terminate on February 22, 2017, unless the Plan is terminated earlier by the Board or is extended by the Board with stockholder approval.
Shareholder Approval for Qualified Performance-Based Compensation. The Plan must be re-approved by the our stockholders no later than the first stockholders’ meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan, if grants or bonus awards designated as qualified performance-based compensation are to be made in the future.
Grants and Bonus Awards Under the Plan. No equity grants have been made under the Plan. Grants under the Plan are discretionary, so it currently is not possible to predict the number of shares of Common Stock that will be granted or who will receive grants under the Plan after the Annual Meeting.

New Plan Benefits
The following table shows the maximum dollar value of outstanding performance-based cash award opportunities that would have been granted under the Plan had it been in effect in 2006. These amounts represent the maximum dollar value of performance-based award opportunities that could have been paid to each of the executives identified in the table below for the annual performance period that commenced on January 1, 2006. The actual amounts paid to these executives are described in note 1 to the Summary Compensation Table. As of the date of this proxy statement, we have not yet established the maximum dollar value of performance-based cash award opportunities for executives under the plan for the annual performance period commencing on January 1, 2007. We anticipate that these awards will be granted only to the executives identified in the table below:

Aggregate Maximum Dollar Value of
Name and Position	Outstanding Award Opportunities
Frank S. Hermance, Chairman of the Board and Chief Executive Officer	$1,120,000
John J. Molinelli, Executive Vice President — Chief Financial Officer	353,600
Robert W. Chlebek, President — Electronic Instruments	364,000
David A. Zapico, President — Electronic Instruments	357,933
Timothy N. Jones, President- Electromechanical Group	294,467
Federal Income Tax Consequences
The federal income tax consequences of grants under the Plan will depend on the type of grant. The following is only a general description of the application of federal income tax laws to grants and bonus awards under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting; it is not intended to provide tax guidance to participants, as the consequences may vary with the types of grants or bonus awards made, the identity of the participants and the method of payment or settlement. In addition, the discussion relates to federal income tax laws as in effect on the date of this proxy statement, and these laws are subject to change. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.
From the participants’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of Common Stock or payment of cash under the Plan. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of Common Stock are sold. The tax rate applicable to capital gain will depend upon how long the participant holds the shares. Exceptions to these general rules arise under the following circumstances:
      (i) If shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the participant makes a special election to accelerate taxation under Section 83(b) of the Code.
      (ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.
      (iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the participant, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the participant.
Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. The terms of the Plan are designed to qualify options and stock appreciation rights granted under the Plan as qualified performance-based compensation. Stock units, stock awards, dividend equivalents, dividends and bonus awards granted under the Plan may qualify as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.
We have the right to require that participants pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants and bonus awards. We may withhold from other amounts payable to a participant an amount necessary to satisfy these obligations. The Committee may permit a participant to satisfy our withholding obligation with respect to grants paid in Common Stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.
Vote Required for Approval
The affirmative vote of the holders of a majority of the shares present at the Annual Meeting, in person or by proxy and voting on the matter is required to approve the Plan.
Your Board of Directors Recommends a Vote FOR Approval of the Plan.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 4 on Proxy Card)
The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Ernst & Young LLP and its predecessor has served continuously as our independent auditors since our incorporation in 1930. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.
Fees billed to us by Ernst & Young LLP for services rendered in 2006 and 2005 totaled $3,605,000 and $3,409,000 respectively, and consisted of the following:

	2006	2005
Audit fees	$3,472,000	$3,246,000
Audit-related fees	50,000	41,000
Tax fees	76,000	113,000
All other fees	7,000	9,000

Total	$3,605,000	$3,409,000
“Audit fees” includes amounts for statutory audits and attestation services related to our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
The amounts shown for “Audit-related fees” include fees for audits of employee benefit plans.
The amounts shown for “Tax fees” relate to federal and state tax advice, acquisition tax planning, assistance with international tax compliance and international tax consulting.
The amounts shown for “All other fees” primarily relate to online accounting research subscriptions.
The affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young LLP.
Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Your Board of Directors Recommends a Vote FOR Ratification.

THE BOARD OF DIRECTORS
Unless we indicate otherwise, each Director has maintained the principal occupation described below for more than five years.

Class I: Nominees for election at this Annual Meeting for terms expiring in 2010:

CHARLES D. KLEIN Director since 1980	A Managing Director of American Securities Capital Partners, LLC and an executive officer of several affiliated entities. Age 68.

STEVEN W. KOHLHAGEN Director since 2006	Retired. A Managing Director of First Union National Bank, predecessor to the current Wachovia National Bank, from December 1992 to August 2002. A Director of the IQ Investment Advisors family of Merrill Lynch funds. Age 59.

Class II: Directors whose terms continue until 2008:

SHELDON S. GORDON Director since 1989	Chairman of Union Bancaire Privée International Holdings, Inc. and affiliated entities. A Director of the Holland Balanced Fund, Union Bancaire Privée and Gulfmark Offshore, Inc. Age 71.

FRANK S. HERMANCE Director since 1999	Chairman of the Board and Chief Executive Officer of AMETEK. A Director of IDEX Corporation. Age 58.

DAVID P. STEINMANN Director since 1993	A Managing Director of American Securities, L.P. and an executive officer of several affiliated entities. Age 65.

Class III: Directors whose terms continue until 2009:

JAMES R. MALONE Director since 1994	Founder and Managing Partner of Qorval LLC since June 2003. President and Chief Executive Officer (from June 2005 to September 2005) and Chairman (from August 2005 to September 2005) of Cenveo, Inc. Chairman of the Board (from December 1996 to January 2004) and Chief Executive Officer (from May 1997 to January 2004) of HMI Industries, Inc. Founder and Managing Partner of Bridge Associates LLC from June 2000 to May 2002. A Director of Regions Financial Corporation. Age 64.

ELIZABETH R. VARET Director since 1987	A Managing Director of American Securities, L.P. and chairman of the corporate general partner of several affiliated entities. Age 63.

DENNIS K. WILLIAMS Director since 2006	Retired. President and Chief Executive Officer (from May 2000 to March 2005) and Chairman of the Board (from May 2000 to April 2006) of IDEX Corporation. A Director of Washington Group International, Inc., Owens-Illinois, Inc. and Actuant Corporation. Age 61.

EXECUTIVE OFFICERS
Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information about our executive officers is shown below:

Name	Age	Present Position with AMETEK
Frank S. Hermance	58	Chairman of the Board and Chief Executive Officer

John J. Molinelli	60	Executive Vice President—Chief Financial Officer

Timothy N. Jones	50	President—Electromechanical Group

Robert W. Chlebek	63	President—Electronic Instruments

David A. Zapico	42	President—Electronic Instruments

Robert R. Mandos, Jr.	48	Senior Vice President and Comptroller
Frank S. Hermance’s employment history with us and the other Directorship that he currently holds are described under the section “The Board of Directors” on page _. Mr. Hermance has 16 years of service with us.
John J. Molinelli was elected Executive Vice President—Chief Financial Officer effective April 22, 1998.
Mr. Molinelli has 38 years of service with us.
Timothy N. Jones was elected President—Electromechanical Group effective February 1, 2006. Previously he served as Vice President and General Manager of our Process & Analytical Instruments Division from October 1999 to January 2006. Mr. Jones has 27 years of service with us.
Robert W. Chlebek was elected President—Electronic Instruments effective March 1, 1997. Mr. Chlebek has 10 years of service with us.
David A. Zapico was elected President—Electronic Instruments effective October 1, 2003. Previously he served as Vice President and General Manager of our Aerospace and Power Instruments Division from July 1999 to October 2003. Mr. Zapico has 17 years of service with us.
Robert R. Mandos, Jr. was elected Senior Vice President effective October 1, 2004. Previously he served as Vice President from April 1998 until September 2004. He has served as our Comptroller since April 1996. Mr. Mandos has 25 years of service with us.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”
2006 Compensation
Compensation Objectives
The compensation paid or awarded to our named executive officers for 2006 was designed to meet the following objectives:
•	Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of our company or operating group, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”
We fashioned various components of our 2006 compensation payments and awards to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Short-Term Incentive Awards,	Competitive Compensation,
Restricted Stock Awards and	Performance Incentives,
Stock Option Grants	Stakeholder Incentives and Retention Incentives
Determination of Competitive Compensation
In assessing competitive compensation, we relied on data provided to us by our independent compensation consultant, Towers Perrin. Our executive compensation levels are designed to be generally aligned with the 50th percentile of competitive market levels.
We used the following process to determine the competitive level for each named executive officer in 2006:
•	We provided to the compensation consultant a detailed description of the responsibilities for each named executive officer.

•	The compensation consultant employed its standard methodology to develop competitive compensation levels for seasoned executives having similar responsibilities. The competitive compensation information was based on general industry data derived principally from the compensation consultant’s executive compensation database. The data was size adjusted to reflect the estimated 2005 revenues of our company and the relevant operating groups.
In considering the data provided by the compensation consultant, we concurred with the compensation consultant’s view that compensation is competitive if it is within a range of 15 percent above or 15 percent below compensation amounts at the 50th percentile for comparable executives. We believe that variations within this range typically occur due to differences in experience, as well as variations in responsibilities, performance and ability.
Salaries
The salary amounts set forth in the Summary Compensation Table reflect salary decisions made by the Compensation Committee of our Board of Directors in 2005 and 2006. Salary adjustments for Messrs. Hermance, Chlebek and Jones were effective on January 1, so that salary determinations made in 2005 and 2006 affected their salaries for all of 2006 and 2007, respectively. Salary adjustments for Messrs. Molinelli and Zapico were effective on July 1, so that Compensation Committee determinations in 2005 and 2006 affected their salaries for the annual periods beginning on July 1, 2005 and July 1, 2006, respectively.
As a result of the salary adjustments approved in 2006, all named executive officers’ salaries were within the competitive compensation guideline range of 15 percent above or below salaries for comparable executives at the 50th percentile. The process utilized in 2005 to establish salaries for the named executive officers was similar to the process used in 2006, but was based on earlier data prepared by the compensation consultant.
Short-Term Incentive Program
The principal objective of our short-term incentive program is to provide a performance incentive. We set performance targets such that total cash compensation will be within 15 percent above or below the total cash compensation at the 50th percentile for comparable executives. However, larger variations, both positive and negative, may result based on actual performance.
Under our short-term incentive program, we established targets for each selected performance measure. In some instances, the performance measures differed among the named executive officers. These differences reflect the differing responsibilities of the executives.
The awards criteria utilized in 2006 were the following:
•	Diluted earnings per share (EPS) — We believe that the paramount objective of a principal executive officer is to increase stockholder return significantly, and that for a large, well established industrial corporation, EPS is typically a key metric affecting share price. Therefore, we believe EPS is an excellent measure of our executive officers’ performance.

•	Internal sales growth — This measure is applied either on a company-wide basis, or, for our group presidents, with respect to their respective operating groups. Internal sales growth is based on 2006 revenues, and reflects adjustments deemed appropriate by the Compensation Committee. We utilize the measure because we believe that we achieve a greater economic return from internal growth than through acquisitions.

•	Group operating income — This measure applies to our group presidents with regard to their respective operating groups, and reflects adjustments deemed appropriate by the Compensation Committee. We believe this measure is a reliable indicator of operating group performance.

•	Group operating working capital — This measure represents inventory plus accounts receivable less accounts payable. We use this measure to encourage increased efficiency by our group presidents in the utilization of operating working capital.

•	Discretionary — A small portion of each executive’s award is based on discretionary factors that are deemed appropriate by the Compensation Committee. In the case of the group presidents, these factors are tied to acquisition activity of their respective operating groups.
The weighting of performance measures for each named executive officer is set forth in the table below. In most cases, the payment increases from 0 percent to 200 percent of the target award in proportion to the increase in achievement of the goal from 80 percent to 120 percent. With respect to group internal growth, the minimum and maximum payouts are based on achievement of 97 percent and 103 percent of the goal, respectively. With respect to group operating working capital, the minimum and maximum payouts are based on achievement of 90 percent and 110 percent of the goal, respectively. The discretionary portions of the award opportunities are not subject to any specified formula.
At the time the several goals for payment of target awards to our executives were established, we believed that the goals were achievable. Nevertheless, at that time, we believed the achievement of the goals was substantially uncertain.
As a result of our actual outcomes with respect to the performance measures and the Committee’s determinations with respect to the discretionary component, the award payments and the percentage of the aggregate target award represented by the award payments are as follows: Mr. Hermance, $1,232,000 (156%); Mr. Molinelli, $397,000 (180%); Mr. Chlebek, $270,000 (138%); Mr. Zapico, $343,000 (179%); and Mr. Jones, $244,000 (154%). The actual payments reflect the following payout components, expressed as a percentage of the respective target award opportunity: EPS, 170 percent; internal growth, 200 percent; group operating income, 115-192 percent; group internal growth, 184-200 percent; group operating working capital, 14-154 percent; discretionary factors, 151-200 percent. In accordance with SEC regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The discretionary awards for the named executive officers appear in the “Bonus” column. The other awards are reflected in the “Non-Equity Incentive Plan Compensation” column.
In providing a discretionary award to Mr. Hermance, the Compensation Committee considered our success with respect to our four growth strategies:
•	Operational Excellence — Our operating income margins increased from 16.3 percent in 2005 to 17 percent in 2006.

•	Global and market expansion — We increased international sales by 33 percent in 2006 as compared to 2005.

•	Strategic acquisitions — We completed six acquisitions that added approximately $150 million in annualized revenue.

•	New products — We introduced a number of new products that contributed to our revenue and profitability.
In addition, the Compensation Committee recognized Mr. Hermance’s role in the upgrading of our leadership talent. In the case of Mr. Molinelli, the Compensation Committee considered the same factors as those considered for Mr. Hermance, as well as our generation of record cash flow from operations of $226 million, a 45 percent increase from $166 million in 2005. The group presidents’ discretionary awards reflected the Committee’s assessment of acquisition activities for their respective operating groups.

Equity-Based Compensation
All price per share information in this section has been adjusted to reflect the 3-for-2 stock split paid to stockholders on November 27, 2006.
Our equity-based compensation in 2006 included awards of stock options and restricted stock. We used the most recent data provided by our compensation consultant that was based on a Black-Scholes model. This data provided information as to the dollar amount of long-term incentive opportunities at the 50th percentile for comparable executives. This amount was subject to our adjustment based on differences in the scope of the named executive’s responsibilities, performance and ability. Nevertheless, after these adjustments the long-term incentive opportunity for each named executive officer was within the competitive compensation guideline range of 15 percent above or below the long-term incentive opportunity at the 50th percentile for comparable executives.
The long-term incentive opportunity for each of the named executive officers in 2006, provided all vesting conditions are satisfied, is shown in the table below:

Long-Term
Name	Incentive Opportunity
Frank S. Hermance	$1,816,400
John J. Molinelli	401,500
Robert W. Chlebek	322,400
David A. Zapico	322,400
Timothy N. Jones	322,400
We applied 50 percent of the amount of the long-term incentive opportunity to stock options, and 50 percent to restricted stock. Our stock options were valued at $7.17 per underlying share, based on a Black-Scholes methodology. As a result, we awarded options to the named executive officers for the respective numbers of shares set forth below in the Grants of Plan Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” The dollar amount shown in the Summary Compensation Table generally reflects the dollar amount recognized for financial statement purposes in accordance with SFAS 123R. Therefore, it includes amounts with respect to only a portion of the options granted in 2006, while also including amounts from earlier option grants. See the footnotes to the Summary Compensation Table for further information.
Our options generally vest in equal annual increments on the first four anniversaries of the date of grant. We believe that these vesting terms provide to our executives a meaningful incentive for continued employment. For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.
We applied the remaining 50 percent of the long-term incentive opportunity to restricted shares. Because restricted share awards generally do not vest until the fourth anniversary of the grant date, we discounted the share value from $27.36 to $24.23, reflecting a forfeiture assumption of 3 percent per annum. The resulting number of restricted shares awarded to the respective named executive officers is set forth below in the Grants of Plan-Based Awards Table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.” See the narrative accompanying the Grants of Plan-Based Awards table for additional information regarding vesting of restricted stock.
We believe that the vesting provisions of our restricted stock also serve as an incentive for continued employment. However, to encourage performance that ultimately enhances stockholder value, we provide for immediate vesting of a restricted stock award if the closing price of our Common Stock during any five consecutive trading days reaches 200 percent of the price of our Common Stock on the date of grant.

Stock-Based Award Grant Practices
In October 2006, we adopted practices for the grant of stock-based awards. Among other things, these practices encompass the following principles:
•	The majority of stock-based awards are approved annually by the Compensation Committee on a pre-scheduled date, which occurs in close proximity to the date of our Annual Meeting of Stockholders.

•	The annual stock-based awards will not be made when the Compensation Committee is aware that executive officers or non-employee Directors are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•	While stock-based awards other than annual awards may be granted to address, among other things, the recruiting or hiring of new employees and promotions, such awards will not be made to executive officers if the Committee is aware that the executive officers are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•	The Compensation Committee has established that stock options are granted only on the date the Compensation Committee approves the grant and with an exercise price equal to the fair market value on the date of grant.

•	Backdating of stock options is prohibited.
Stock Ownership Guidelines
We seek to underscore stockholder incentives through our stock ownership guidelines. We believe that by encouraging our executives to maintain a meaningful equity interest in our company, we will enhance the link between our executives and our stockholders. Our stock ownership guidelines for our named executive officers are as follows:

	Multiple of Base Salary Required To Be	Is Ownership
Name	Held In AMETEK Stock	Requirement Met?
Frank S. Hermance	5x	YES
John J. Molinelli	3x	YES
Robert W. Chlebek	3x	YES
David A. Zapico	3x	YES
Timothy N. Jones	3x	YES
Ongoing and Post-Employment Agreements
We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were adopted and, in some cases, amended at various times over the past 25 years, and were designed to be a part of a competitive compensation package. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.
•	The Employees’ Retirement Plan — This plan is a tax-qualified defined benefit plan available to all U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays annual benefits based on final average plan compensation and years of credited service. The amount of compensation that can be taken into account is subject to limits imposed by the Internal Revenue Code ($220,000 in 2006), and the maximum annual benefits payable under the plan also are subject to Internal Revenue Code limits ($175,000 in 2006). Messrs. Hermance, Molinelli, Zapico and Jones participate in The Employees’ Retirement Plan. See the Pension Benefits table and accompanying narrative for additional information.

•	The Retirement and Savings Plan — This is a tax-qualified defined contribution plan under which our participating employees may contribute a percentage of specified compensation on a pretax basis. In the case of highly compensated employees, including the named executive officers, contributions of up to ten percent of eligible compensation can be made, subject to a limit mandated by the Internal Revenue Code, which was $15,000 for 2006, or, if the participant was at least 50 years old, $20,000. We provide a matching contribution equal to one-third of the first six percent of compensation contributed, subject to a maximum of $1,500. A participant may invest the participant’s contributions and matching contributions in one or more of a number of investment alternatives, including our Common Stock, and the value of a participant’s account will be determined by the investment performance of the participant’s account. No more than 25 percent of a participant’s contributions can be invested in our Common Stock. All of the named executive officers participate in The Retirement and Savings Plan. Our matching contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

•	Retirement Feature of The Retirement and Savings Plan — The Retirement Feature is available to participants in The Retirement and Savings Plan who meet specified criteria, including ineligibility to participate in any of our defined benefit plans. Mr. Chlebek participates in the Retirement Feature. We make retirement contributions based on the total of a participant’s age plus years of service. For Mr. Chlebek, we contributed an amount equal to five percent of his compensation subject to Social Security taxes and seven percent of his additional compensation. We also make an employer incentive retirement contribution equal to one percent of a participant’s eligible compensation if the participant is contributing at least six percent of his or her compensation under the Retirement and Savings Plan. See the notes to the “All Other Compensation” column of the Summary Compensation Table for further information regarding our contributions to the Retirement Feature for the account of Mr. Chlebek.

•	Supplemental Executive Retirement Plan (“SERP”) — This plan is a nonqualified deferred compensation plan that provides benefits for executives to the extent that their compensation cannot be taken into account under our tax qualified plans because the compensation exceeds limits imposed by the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” For 2006, compensation in excess of $220,000 constitutes excess compensation. Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s excess compensation, which is then deemed to be invested in our Common Stock. Payout of an executive’s account, which is subject to tax liability, occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP. All of the named executive officers participate in the SERP. See the Deferred Compensation table and accompanying narrative for additional information.

•	Deferred Compensation Plan. This plan provides an opportunity for executives to defer payment of their short-term incentive bonus to the extent that such bonus, together with other relevant compensation, constitutes excess compensation. In advance of the year in which the short-term incentive bonus will be paid, an executive may elect to defer all or part of his eligible incentive bonus into a notional investment in our Common Stock, in an interest-bearing account or in both. A participant generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to five annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to four annual installments commencing on a date specified by the participant in his or her distribution election. Payments may commence sooner upon the participant’s earlier separation from service, upon death of the participant, in the event of an unforeseeable financial emergency or upon a change in control. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash. Messrs. Hermance, Molinelli and Chlebek participate in the Deferred Compensation Plan. See the Deferred Compensation table and accompanying narrative for additional information.

•	Supplemental Senior Executive Death Benefit Program. Under this program, Messrs. Hermance and Molinelli have entered into agreements that require us to pay death benefits to their designated beneficiaries and to pay benefits to them under certain circumstances during their lifetimes. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $5,833 from the date of the executive’s death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for a maximum benefit of $100,000 per year for a period of 10 years. We have purchased insurance policies on the lives of Messrs. Hermance and Molinelli to fund our obligations under the program. See the Pension Benefits table and accompanying narrative for additional information.

•	2004 Executive Death Benefit Plan — This plan, which replaced our split dollar life insurance program, provides for retirement benefits or, if the executive dies before retirement, a death benefit. Generally, if the executive dies before retirement, the executive’s beneficiary will receive a monthly payment of $4,167 until the participant would have reached age 80. If the executive retires (either at age 65 or after attaining age 55 with at least five years of service) the executive will be entitled to receive a distribution based on the value of his account in the plan, which is determined by gains or losses on, and death benefits received under, a pool of insurance policies that we own covering the lives of participants. Messrs. Chlebek, Jones and Zapico participate in this plan. See the Deferred Compensation table and accompanying narrative for further information.

•	Change of Control Agreements — We have change of control agreements with respect to each of our executive officers, which are described under “Potential Payments Upon Termination or Change of Control.” Our agreement with each executive other than Mr. Hermance provides for payments and other benefits to the executive if we terminate the executive’s employment without cause or if the executive terminates employment for “good reason” within two years following a change of control. Mr. Hermance’s change of control agreement differs from the other named executive officers with respect to the amount of the payment and scope of benefits upon the change of control events and does not have the two year limit applicable to the other executives following the change in control. We also have agreed to provide payments and other benefits to Mr. Hermance if, outside of the context of a change of control, we terminate his employment without cause or he terminates employment for good reason. In addition, Mr. Hermance’s agreement differs from the other agreements with respect to payments that exceed the limitations under Section 280G of the Internal Revenue Code. The other executives’ agreements limit the payments made upon a change of control to the maximum amount that may be paid without an excise tax and loss of corporate tax deduction under Sections 4999 and 280G of the Internal Revenue Code. Mr. Hermance’s agreement does not contain this limitation and instead provides that if the total payments to Mr. Hermance under the terms of the agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make an additional payment to Mr. Hermance. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, Mr. Hermance will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the excise tax reimbursement.
Tax Considerations
Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation made to the chief executive officer and other officers listed on the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under Section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company. While we believe that all compensation paid to our executives in 2006 was deductible, it is possible that some portion of compensation paid in future years will be non-deductible, particularly in those years in which restricted stock awards vest.
As noted above, under Mr. Hermance’s change of control agreement, our payments to Mr. Hermance will not be subject to limitations under Section 280G of the Internal Revenue Code, and therefore a portion of the payments will not be deductible. In addition, we will make an additional payment to Mr. Hermance if payments to Mr. Hermance resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. We included this provision in Mr. Hermance’s change of control agreement to address the grant of 525,000 shares of restricted Common Stock made to Mr. Hermance on April 27, 2005 (adjusted to give effect to the 3-for-2 stock split paid to stockholders on November 27, 2006), as disclosed in our proxy statement for last year’s annual meeting of stockholders. In the event of a change of control, the restricted stock will immediately vest, and, largely as a result, the payment of the excise tax required under Section 4999 may be required. The restricted stock award was made, among other things, to motivate Mr. Hermance to further increase shareholder value while remaining employed by us. We believe that these incentives would be compromised by the possible imposition of the Section 280G limit requirement or need for Mr. Hermance to pay the excise tax. Moreover, we did not wish to have the provisions of Mr. Hermance’s agreement serve as a disincentive to his pursuit of a change of control that otherwise might be in the best interests of our company and its stockholders. Accordingly, we determined to provide a payment to reimburse Mr. Hermance for any excise taxes payable in connection with the change-in-control payment, as well as any taxes that accrue as a result of our reimbursement. We believe that, in light of Mr. Hermance’s outstanding record in enhancing value for our stockholders, this determination is appropriate.
Role of Executive Officers in Determining Executive Compensation For Named Executive Officers
In connection with 2006 compensation, Mr. Hermance, aided by our human resources department, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. Mr. Hermance did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Mr. Hermance’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted,
The Compensation Committee:
Charles D. Klein, Chairperson
James R. Malone
Elizabeth R. Varet
Dated: March 16, 2007

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE — 2006
The following table provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers for 2006.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and				Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	Salary	Bonus	(1)	(2)	(3)	(4)	(5)	Total
Frank S. Hermance	2006	$700,000	$280,000	$3,119,931	$1,291,890	$952,000	$501,331	$383,942	$7,229,094
Chairman of the Board
and Chief Executive Officer

John J. Molinelli	2006	330,000	89,000	237,695	330,469	308,000	262,197	87,815	1,645,176
Executive Vice President— Chief Financial Officer

Robert W. Chlebek	2006	300,000	19,600	189,323	276,087	250,400	216,663	69,833	1,321,906
President—Electronic Instruments

David A. Zapico	2006	285,000	19,700	186,411	201,292	323,300	53,512	71,183	1,140,398
President—Electronic Instruments

Timothy N. Jones	2006	247,527	21,400	118,078	141,703	222,600	54,890	44,954	851,152
President— Electromechanical Group

(1)	The amounts shown for stock awards relate to restricted shares granted under our 1999 and 2002 Stock Incentive Plans. These amounts are equal to the dollar amounts recognized in 2006 with respect to the stock awards for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 9 to our consolidated financial statements on page ___ of Appendix B to this proxy statement. For information regarding the number of shares subject to 2006 awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on p. _.

(2)	The amounts shown for option awards relate to shares granted under our 2002 Stock Incentive Plan. These amounts are equal to the dollar amounts recognized in 2006 with respect to the option awards for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 9 to our consolidated financial statements on page ___ of Appendix B to this proxy statement. For information regarding the number of shares subject to 2006 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on p. _.

(3)	Represents payments under our short-term incentive program based on achievement of company-wide or operating group performance measures. See “Compensation Discussion and Analysis — Short Term Incentive Program.”

(4)	Includes the aggregate change in actuarial present value of the accumulated benefit under defined benefit plans as follows: Mr. Hermance, $64,000; Mr. Molinelli, $103,900; Mr. Zapico, $9,700; Mr. Jones, $22,000. Also includes earnings on nonqualified deferred compensation plans, including our Supplemental Executive Retirement Plan, required to be disclosed under SEC regulations, as follows: Mr. Hermance, $437,331; Mr. Molinelli, $158,297; Mr. Chlebek, $216,663; Mr. Zapico, $43,812; Mr. Jones, $32,890.

(5)	Included in All Other Compensation are the following items that exceeded $10,000:
•	our contributions under our defined contribution plans, including our Supplemental Executive Retirement Plan, as follows: Mr. Hermance, $223,760; Mr. Molinelli, $67,110; Mr. Chlebek, $53,196; Mr. Zapico, $54,240; Mr. Jones, $36,498.

•	dividends on restricted stock, which totaled $132,421 for Mr. Hermance, and are subject to forfeiture if the related restricted stock does not vest.

•	perquisites, which totaled $26,679 for Mr. Hermance; $10,907 for Mr. Molinelli; and $10,055 for Mr. Zapico. Perquisites included automobile allowances for all of the named executive officers, golf and country club dues for Mr. Hermance, and tax return services for Mr. Hermance.

GRANTS OF PLAN-BASED AWARDS — 2006
The following table provides details regarding plan-based awards granted to the named executive officers in 2006, adjusted to reflect the three-for-two stock split paid to stockholders on November 27, 2006.

						All Other	All Other
						Stock	Option
						Awards:	Awards:
						Number of	Number of	Grant Date
			Estimated Possible Payouts Under			Shares of	Securities	Fair Value of
			Non-Equity Incentive Plan			Stock or	Underlying	Stock and
	Grant	Approval	Awards(2)			Units	Options	Option
Name	Date (1)	Date (1)	Threshold	Target	Maximum	(3)	(4)	Awards (5)
Frank S.	4/26/06	4/25/06				37,500	126,615	$2,454,363
Hermance	4/25/06	4/25/06	—	$560,000	$1,120,000			N/A

John J.	4/26/06	4/25/06				8,295	27,990	542,740
Molinelli	4/25/06	4/25/06	—	176,800	353,600			N/A

Robert W.	4/26/06	4/25/06				6,660	22,485	435,877
Chlebek	4/25/06	4/25/06	—	181,935	364,000			N/A

David A.	4/26/06	4/25/06				6,660	22,485	435,877
Zapico	4/25/06	4/25/06	—	178,968	357,933			N/A

Timothy N.	4/26/06	4/25/06				6,660	22,485	435,877
Jones	4/25/06	4/25/06	—	147,234	294,467			N/A

(1)	The Compensation Committee approved the annual awards of stock options and restricted stock to the named executive officers on April 25, 2006. The grant date for the awards to the named executive officers was designated by the Committee as April 26, 2006 to correspond with the grant date for the non-employee Directors, whose awards were granted and approved on April 26, 2006.

(2)	These awards were made under our Short-Term Incentive Program. See “Compensation Discussion and Analysis — 2006 Compensation — Short-Term Incentive Program” for information regarding the criteria applied in determining the amounts payable under the awards. There were no threshold amounts payable under the Plan. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on p. _.

(3)	The Stock Awards constitute restricted shares granted under our 1999 and 2002 Stock Incentive Plans. These shares become vested on the earliest to occur of (a) the closing price of our Common Stock on any five consecutive days equaling or exceeding $66.14 per share, (b) death or permanent disability of the grantee, (c) termination of the grantee’s employment with us in connection with a change of control, (d) the fourth anniversary of the date of grant, namely April 26, 2010, provided the grantee has been employed by us continuously through that date, or (e) the grantee’s retirement from employment with us at or after age 55 and the completion of at least ten years of employment with us, in which case only a pro rata portion of the shares shall become nonforfeitable and transferable based upon the time that has elapsed since the date of grant. Cash dividends are earned on the restricted shares but are not paid until the restricted shares vest.

(4)	The Option Awards constitute stock options granted under our 2002 Stock Incentive Plan. Stock options become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the date of grant. Options generally become fully exercisable in the event of the grantee’s death, normal retirement or termination of employment in connection with a change of control.

(5)	The grant date fair value is computed in accordance with SFAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2006
The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2006, adjusted to reflect the three-for-two stock split paid to stockholders on November 27, 2006.

	Option Awards				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of Stock
	Unexercised	Unexercised	Option	Option	Stock That	That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested (2)	Vested (1)
Frank S.	240,000	—	$8.14667	12/14/2007	703,305	$22,393,231
Hermance	210,000	—	12.54667	05/21/2009
	180,000	60,000	12.04167	05/19/2010
	89,497	89,498	17.45000	05/17/2011
	42,063	42,064	20.27000	09/21/2011
	32,643	97,932	25.28667	04/26/2012
	—	126,615	33.26667	04/25/2013

John J.	97,500	—	8.76167	05/21/2008	45,930	1,462,411
Molinelli	82,500	—	12.54667	05/21/2009
	67,500	22,500	12.04167	05/19/2010
	19,687	19,688	17.45000	05/17/2011
	18,510	18,510	20.27000	09/21/2011
	6,967	20,903	25.28667	04/26/2012
	—	27,990	33.26667	04/25/2013

Robert W.	9,375	—	8.76167	05/21/2008	36,345	1,157,225
Chlebek	8,437	—	12.54667	05/21/2009
	8,438	16,874	12.04167	05/19/2010
	3,750	15,000	17.45000	05/17/2011
	14,100	14,100	20.27000	09/21/2011
	6,033	18,102	25.28667	04/26/2012
	—	22,485	33.26667	04/25/2013

David A.	15,000	12,000	12.04167	05/19/2010	35,880	1,142,419
Zapico	15,000	15,000	17.45000	05/17/2011
	14,100	14,100	20.27000	09/21/2011
	5,703	17,112	25.28667	04/26/2012
	—	22,485	33.26667	04/25/2013

Timothy N.	13,500	—	12.54667	05/21/2009	22,575	718,788
Jones	13,500	6,750	12.04167	05/19/2010
	6,570	6,570	17.45000	05/17/2011
	10,282	10,283	20.27000	09/21/2011
	2,520	7,560	25.28667	04/26/2012
	—	22,485	33.26667	04/25/2013

(1)	The dollar values are based on the closing price of our Common Stock on December 29, 2006 ($31.84), the last business day of 2006. Cash dividends will be earned but will not be paid until the restricted shares vest. The dividends will be payable at the same rate as dividends to holders of our outstanding Common Stock.

(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all named executive officers:

		Number of Shares		Price-Related
		or Units of Stock		Event for
		That Have Not		Accelerated
Name	Grant Date	Vested	Vesting Date	Vesting (3)
Frank S. Hermance	5/18/2004	63,180	5/18/2008	$34.62
	9/22/2004	31,545	9/22/2008	40.42
	4/27/2005	46,080	4/27/2009	50.10
	4/27/2005	525,000	4/27/2011	50.10
	4/26/2006	37,500	4/26/2010	66.14

John J. Molinelli	5/18/2004	13,905	5/18/2008	34.62
	9/22/2004	13,890	9/22/2008	40.42
	4/27/2005	9,840	4/27/2009	50.10
	4/26/2006	8,295	4/26/2010	66.14

Robert W. Chlebek	5/18/2004	10,590	5/18/2008	34.62
	9/22/2004	10,575	9/22/2008	40.42
	4/27/2005	8,520	4/27/2009	50.10
	4/26/2006	6,660	4/26/2010	66.14

David A. Zapico	5/18/2004	10,590	5/18/2008	34.62
	9/22/2004	10,575	9/22/2008	40.42
	4/27/2005	8,055	4/27/2009	50.10
	4/26/2006	6,660	4/26/2010	66.14

Timothy N. Jones	5/18/2004	4,635	5/18/2008	34.62
	9/22/2004	7,710	9/22/2008	40.42
	4/27/2005	3,570	4/27/2009	50.10
	4/26/2006	6,660	4/26/2010	66.14

(3)	The price-related event for accelerated vesting of the restricted stock awards will occur if the closing price per share of our Common Stock for five consecutive trading days is equal to at least two times the closing price per share on the date of grant. On February 20, 2007, the price-related event for accelerated vesting of restricted stock granted on May 18, 2004 occurred.

OPTION EXERCISES AND STOCK VESTED — 2006
The following table provides information regarding option exercises by the named executive officers in 2006, adjusted to reflect the three-for-two stock split paid to stockholders on November 27, 2006. No stock awards vested in 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise (1)	on Vesting	on Vesting
Frank S. Hermance	—	—	—	—

John J. Molinelli	97,500	$2,402,444	—	—

Robert W. Chlebek	41,250	723,326	—	—

David A. Zapico	46,500	888,424	—	—

Timothy N. Jones	—	—	—	—

(1)	The value realized on exercise is equal to the difference between the market price of the shares acquired upon exercise and the option exercise price for the acquired shares.

PENSION BENEFITS — 2006
We have the following defined benefit plans in which some or all of our named executive officers participate:
•	The Employees’ Retirement Plan — This plan is a qualified defined benefit pension plan that provides retirement benefits to our U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays benefits based upon eligible final average plan compensation and years of credited service. Compensation in excess of a specified amount prescribed by the Department of the Treasury ($220,000 for 2006) is not taken into account under the Retirement Plan. Mr. Chlebek, who joined us after January 1, 1997, is not eligible to participate in The Employees’ Retirement Plan, but instead is eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan, a defined contribution plan.

Annual Benefits earned under The Employees’ Retirement Plan are computed using the following formula:
(A + B) x C x 1.02
where:
•	A = 32.0% of eligible compensation not in excess of Social Security covered compensation plus 40.0% of eligible compensation in excess of Social Security covered compensation, times credited service at the normal retirement date (maximum of 15 years) divided by 15;

•	B = 0.5% of eligible plan compensation times credited service at the normal retirement date in excess of 15 years (maximum of ten years); and

•	C = current credited service divided by credited service at the normal retirement date.
Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains age 65 with 5 years of service. Otherwise, benefits are reduced 6.67% for each year by which retirement precedes the attainment of age 65. Pension benefits earned are distributed in the form of a lifetime annuity. Messrs. Hermance and Molinelli are eligible for early retirement under the plan.

•	Supplemental Senior Executive Death Benefit Program — Under this program, we have entered into individual agreements with Messrs. Hermance and Molinelli that require us to pay death benefits to their designated beneficiaries and to pay lifetime benefits to them under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $5,833 from the date of the executive’s death until the date he would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the program provides for an annual benefit of up to a maximum of $100,000 per year, or an aggregate of $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive’s beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement. To fund benefits under the Program, we have purchased individual life insurance policies on the lives of certain of the covered executives. We retain the right to terminate all of the Program agreements under designated circumstances.

The following table provides details regarding the present value of accumulated benefits under the plans described above for the named executive officers in 2006.

			Present
		Number of Years	Value of
		Credited Service	Accumulated	Payments During
Name	Plan Name	at December 31, 2006	Benefit (1)	2006
Frank S.	The Employees’ Retirement Plan	15	$484,300	—
Hermance	Supplemental Senior Executive Death Benefit Plan	10	383,600	—

John J.	The Employees’ Retirement Plan	37	780,700	—
Molinelli	Supplemental Senior Executive Death Benefit Plan	10	282,300	—

Robert W.	N/A	N/A	N/A	N/A
Chlebek

David A.	The Employees’ Retirement Plan	17	109,300	—
Zapico

Timothy N.	The Employees’ Retirement Plan	27	261,100	—
Jones

(1)	The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through December 31, 2006. We used the following assumptions in quantifying the present value of the accumulated benefit: discount rate — 5.90%; limitation on eligible annual compensation under the Internal Revenue Code — $220,000; limitation on eligible annual benefits under the Internal Revenue Code — $170,000; retirement age — 65; termination and disability rates — none; form of payment — single life annuity; RP-2000 mortality table, as adjusted.

NONQUALIFIED DEFERRED COMPENSATION — 2006
We have the following nonqualified deferred compensation plans in which our named executive officers participate:
•	Supplemental Executive Retirement Plan (“SERP”) — This plan provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Department of the Treasury ($220,000 in 2006). Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s compensation that exceeds the Department of the Treasury limits, which is then deemed to be invested in our Common Stock. Payout of an executive’s account occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP.

•	Deferred Compensation Plan. This plan provides an opportunity for executives to defer payment of their short-term incentive bonus to the extent that such bonus, together with other relevant compensation, exceeds limits imposed by the Department of the Treasury ($220,000 in 2006). In advance of the year in which the short-term incentive bonus will be paid, an executive may elect to defer all or part of his eligible incentive bonus. The monies are invested in one of two notional accounts, a Common Stock fund and an interest-bearing fund. A participant generally may elect to have the value of his or her account distributed following retirement, or while in-service, as specified by the participant in his or her deferral election. Payments may commence earlier upon the participant’s earlier separation from service, upon death of the participant, in the event of an unforeseeable financial emergency or upon a change in control, as defined in the plan. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash.

•	2004 Executive Death Benefit Plan. Under this plan, we provide a retirement benefit to Messrs. Chlebek, Jones and Zapico. The retirement benefit under this plan is designed to provide the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. However, the actual value of the benefit will vary based on the gains or losses on, and death benefits received under, a pool of insurance policies that we own covering the lives of the participants. The maximum salary on which the benefit can be based is $500,000. If the covered executive dies while actively employed or while disabled and before age 65, the executive’s beneficiaries will receive monthly payments from the date of the executive’s death until the executive would have attained age 80.
The following table provides details regarding nonqualified deferred compensation for the named executive officers in 2006.

	Executive Contributions	Registrant Contributions	Aggregate Earnings in	Aggregate Withdrawals/	Aggregate Balance at last
Name	in last fiscal year	in last fiscal year (1)	last fiscal year (2)	Distributions	fiscal year end
Frank S.	$936,225	$222,560	$737,781	—	$9,554,660
Hermance

John J.	144,869	65,910	207,779	—	2,357,273
Molinelli

Robert W.	106,434	38,480	105,144	—	1,175,347
Chlebek

David A.	—	53,040	27,395	—	295,131
Zapico

Timothy N.	—	35,298	12,806	—	148,931
Jones

(1)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page ___: Mr. Hermance, $222,560; Mr. Molinelli, $65,910; Mr. Chlebek, $38,480; Mr. Zapico, $53,040; Mr. Jones, $35,298.

(2)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page ___: Mr. Hermance, $437,331; Mr. Molinelli, $158,297; Mr. Chlebek, $83,951; Mr. Zapico, $27,395; Mr. Jones, $12,806.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE OF CONTROL
Change of Control Agreements. Under our change of control agreements with our named executive officers other than Mr. Hermance, in the event that a named executive officer’s employment is terminated by us without cause or by the named executive officer for “good reason” within two years after a change of control, the executive officer will receive:
•	three times the sum of (1) the executive officer’s base salary for the year prior to the year in which the change of control occurred and (2) the greater of the bonus for the year in which the change of control occurred or the average of the bonus for the two previous years and

•	continuation of health benefits until the earliest to occur of Medicare eligibility, coverage under another group health plan, the expiration of ten years, or the executive officer’s death.
Our payments to executive officers other than Mr. Hermance under the change of control agreements will be reduced, if necessary, to prevent them from being subject to the limitation on deductions under Section 280G of the Internal Revenue Code.
Generally, a change of control is deemed to occur under the change of control agreements if
•	any person becomes the beneficial owner of 20 percent or more of the value of our outstanding equity or combined voting power of our voting securities,

•	our stockholders approve a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities,

•	a sale of all or substantially all of our assets occurs or

•	a plan of liquidation is approved.
A termination for “good reason” generally means a termination initiated by the executive officer in the event of
•	our noncompliance with the change of control agreement,

•	any involuntary reduction in the executive officer’s authority, duties and responsibilities that were in effect immediately prior to the change of control,

•	any involuntary reduction in the executive officer’s total compensation that was in effect immediately prior to the change of control or

•	any transfer of the executive officer without the executive officer’s consent of more than 50 miles from the executive officer’s principal place of business immediately prior to the change of control.
A termination for cause would result from misappropriation of funds, habitual insobriety or substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties that has a material adverse affect on our business, operations, assets, properties or financial condition.

Under our change of control agreement with Mr. Hermance, in the event that his employment is terminated by us without cause or by Mr. Hermance in anticipation of, or following, a change of control, he will receive:
•	a lump sum payment equal to the sum of (1) 2.99 times the sum of Mr. Hermance’s base salary for the year prior to the year in which his termination occurs and (2) his targeted bonus for the year in which he is terminated or, if the amount of the targeted bonus is not known, the average of his bonuses for the two years preceding the year in which his termination occurs,

•	continuation of health benefits, disability benefits and death benefits until the earliest of (1) the end of the tenth year following termination of employment; (2) Medicare eligibility; (3) commencement of new employment where Mr. Hermance can participate in similar plans or programs without a pre-existing condition limitation; and (4) death, and

•	use of an automobile and reimbursement of reasonable operating expenses, and continued reimbursement of golf and country club dues, in each case until the second anniversary of his termination or, if earlier, his death.
In addition, upon a change of control, or upon Mr. Hermance’s termination without cause or in anticipation of a change in control,
•	all of his restricted stock awards and stock options will vest,

•	all stock options, other than incentive stock options, will be exercisable for one year following his termination, or, if earlier, the stated expiration date of the stock option and

•	if Mr. Hermance becomes subject to excise taxes under Section 4999 of the Internal Revenue Code because our change of control payments to him are subject to the limitations on deductions under Section 280G of the Internal Revenue Code, we will reimburse him for those excise taxes and any additional taxes payable by him as a result of the reimbursement.
Generally, a change of control is deemed to occur under Mr. Hermance’s change of control agreement under the same circumstances as apply under the other executive officers’ change of control agreements. In addition, a change of control will be deemed to occur under Mr. Hermance’s agreement if, as a result of the death, resignation or removal of our Directors within a two-year period, the Directors serving at the beginning of the period and Directors elected with the advance approval of two-thirds of the Directors serving at the beginning of the period constitute less than a majority of the Board. A termination is deemed to be in anticipation of a change of control if it occurs during the 90 days preceding the change of control and the substantial possibility of a change of control was known to Mr. Hermance and a majority of the Directors.
“Good reason” and “cause” are defined in Mr. Hermance’s agreement in substantially the same manner as in the other executive officers’ change of control agreements.
In addition, Mr. Hermance’s change of control agreement provides for the following benefits in the event that his employment is terminated by us without cause or by Mr. Hermance for good reason, in either case prior to and other than in anticipation of or following a change of control:
•	a lump sum payment equal to two times the sum of (1) Mr. Hermance’s base salary for the year prior to the year in which his termination occurs and (2) his targeted bonus for the year in which he is terminated or, if the targeted bonus is not known, the average of his bonuses for the two years preceding the year in which his termination occurs.

•	continuation of health benefits, disability benefits and death benefits until the earliest of (1) the end of the second year following termination of employment; (2) as applied to health benefit coverage, Medicare eligibility; (3) commencement of new employment where Mr. Hermance can participate in similar plans or programs without a pre-existing condition limitation; and (4) death.
•	use of an automobile and reimbursement of reasonable operating expenses, and continued reimbursement of golf and country club dues, until the second anniversary of his termination or, if earlier, his death.
Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock. Under our incentive compensation plans, outstanding stock options generally will vest immediately upon the occurrence of any of the following events:
•	the holder’s retirement after age 65, following two years of service with us,

•	the death of the holder and

•	the holder’s termination of employment following a change of control.
Outstanding restricted stock generally will vest immediately upon the occurrence of any of the following events:
•	the holder’s death or disability or

•	the holder’s termination of employment following a change of control.
Our incentive plans define “change of control” in substantially the same manner as the change of control agreements relating to our executives other than Mr. Hermance.
[Estimated payments in each covered termination circumstance will be included in the definitive proxy statement.]

STOCK OWNERSHIP OF
EXECUTIVE OFFICERS AND DIRECTORS
The Compensation Committee of the Board of Directors approved stock ownership guidelines for all executive officers, and reviews stock ownership on an annual basis. See “Compensation Discussion and Analysis — Stock Ownership Guidelines” on page ___for a discussion of stock ownership guidelines for our named executive officers.
The Board of Directors established stock ownership guidelines for non-employee Directors in order to more closely link their interests with those of stockholders. Under the guidelines, each non-employee Director is expected to own, by the end of a five-year period, shares of our Common Stock having a value equal to at least five times the Director’s annual cash retainer. Each non-employee Director other than Mr. Williams has exceeded his or her required stock ownership level of five times his or her annual retainer.
The following table shows the number of shares of Common Stock that the Directors, the executive officers listed on the Summary Compensation Table on page ___, and all executive officers as a group beneficially owned, and the number of deemed shares held for the account of the executive officers under the Supplemental Executive Retirement Plan (“SERP”) as of February 5, 2007.

			Number of Shares and
	Nature of Ownership (1)
	Outstanding
	Shares	Right to				Total Beneficial
	Beneficially	Acquire		Percent of		and SERP
Name	Owned	(2)	Total	Class	SERP	Ownership
Robert W. Chlebek	36,345	50,133	86,478	*	24,011	110,489
Lewis G. Cole	49,455	3,600	53,055	*	—	53,055
Sheldon S. Gordon	124,455	3,600	128,055	*	—	128,055
Frank S. Hermance	1,183,968	794,203	1,978,171	1.9%	121,931	2,100,102
Timothy N. Jones	50,100	14,402	64,502	*	4,677	69,179
Charles D. Klein (3)	163,155	3,600	166,755	*	—	166,755
Steven W. Kohlhagen	16,080	—	16,080	*	—	16,080
James R. Malone	64,455	3,600	68,055	*	—	68,055
John J. Molinelli	250,508	292,664	543,172	*	44,735	587,907
David P. Steinmann (4)	272,766	3,600	276,366	*	—	276,366
Elizabeth R. Varet (5)	845,916	3,600	849,516	*	—	849,516
Dennis K. Williams	—	—	—	*	—	—
David A. Zapico	77,958	49,803	127,761	*	9,269	137,030
Directors and Executive Officers as a	3,066,633	1,292,224	4,358,857	4.1%	208,701	4,567,558
Group (14 persons) including individuals named above

*	Represents less than 1% of the outstanding shares of our Common Stock.

(1)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Shares the Director or executive officer has a right to acquire through stock option exercises within 60 days of February 5, 2007.

(3)	Includes 6,000 shares owned by Mr. Klein’s adult children through a trust for which Mr. Klein’s wife is the trustee and as to which Mr. Klein disclaims any beneficial ownership. Includes 7,500 shares held by a charitable foundation of which Mr. Klein is a director.

(4)	Includes 15,600 shares owned by Mr. Steinmann’s wife, as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 181,311 shares, as to 111,309 of which such power is shared with Ms. Varet.

(5)	Includes 36,600 shares of which 30,000 shares are owned by a trust of which Ms. Varet’s husband is a beneficiary, 1,800 shares are owned by one of Ms. Varet’s adult children, and 4,800 shares are owned by an estate of which Ms. Varet’s husband is an executor, as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 728,961 shares, as to 111,039 shares of which such power is shared with Mr. Steinmann and others.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS
The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of the outstanding shares of our Common Stock as of March 9, 2007.

Name and Address of			Percent
Beneficial Owner	Nature of Beneficial Ownership	Number of Shares	of Class
T. Rowe Price Associates, Inc.	Sole voting power for 1,770,125 shares
100 E. Pratt Street	and sole dispositive power.........(1)
Baltimore, MD 21202		8,286,875	7.8%

Columbia Wanger Asset Management, L.P.	Sole voting power for 6,600,100 shares
227 West Monroe Street, Suite 3000	and sole dispositive power........(2)
Chicago, IL 60606		7,095,100	6.7%

(1)	Based on Schedule 13G filed on February 13, 2007. These securities are owned by various individual and institutional investors including the T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 5,750,000 shares, representing 5.4 percent of the shares outstanding, for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	Based on Schedule 13G filed on January 11, 2007.
COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. Copies of all such Section 16(a) reports are required to be furnished to us. These filing requirements also apply to holders of more than 10% of our Common Stock, but we do not know of any person that holds more than 10% of our Common Stock. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, our officers and Directors were in compliance with all Section 16(a) filing requirements.

OTHER BUSINESS
We are not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the individuals named on the enclosed proxy card will vote the shares it represents in accordance with their judgment.
By Order of the Board of Directors

Kathryn E. Sena
Corporate Secretary
Dated: March 16, 2007
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS
Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless a stockholder provides contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder wishes in the future to receive a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, toll-free at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, Stockholder Services, 59 Maiden Lane, New York, NY 10038. Stockholders can request householding if they receive multiple copies of the annual report and proxy statement by contacting American Stock Transfer & Trust Company at the address above.
ELECTRONIC DISTRIBUTION OF PROXY STATEMENTS
AND ANNUAL REPORTS
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APPENDIX A
AMETEK, INC.
2007 OMNIBUS INCENTIVE COMPENSATION PLAN
     1. Purpose
     The purpose of the AMETEK, Inc. 2007 Omnibus Incentive Compensation Plan (the “Plan”) is (i) to provide designated employees of AMETEK, Inc. (the “Company”) and its subsidiaries and non-employee members of the board of directors of the Company with the opportunity to receive grants of stock options, stock units, stock awards and stock appreciation rights and (ii) to provide selected executive employees with the opportunity to receive annual bonus awards that are considered “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders. The Plan shall be effective as of February 23, 2007, subject to approval by the stockholders of the Company at the 2007 annual stockholders’ meeting. Any Grant or Bonus Award (as defined below) made under the Plan prior to the 2007 annual stockholders’ meeting shall be subject to stockholder approval of the Plan at the 2007 annual stockholders’ meeting. If for any reason the stockholders of the Company do not approve the Plan at the 2007 annual stockholders’ meeting, the Plan shall immediately terminate and no Grants or Bonus Awards shall be made under the Plan.
     2. Definitions
     Whenever used in this Plan, the following terms will have the respective meanings set forth below:
     (a) “Board” means the Company’s Board of Directors.
     (b) “Bonus Award” means an annual bonus awarded under the Plan that is designated as “qualified performance-based compensation” under section 162(m) of the Code, as described in Section 13.
     (c) “Change of Control” shall be deemed to have occurred if:
          (i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors; or
          (ii) The consummation of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. With respect to Bonus Awards and Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, the Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Code. The Committee shall also consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.
     (f) “Company” means AMETEK, Inc. and any successor corporation.
     (g) “Company Stock” means the common stock of the Company.
     (h) "Dividend” means a dividend paid on shares of Company Stock subject to a Stock Award while the Stock Award is subject to restrictions. If interest is credited on accumulated dividends, the term “Dividend” shall include the accrued interest.
     (i) “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.
     (j) "Effective Date” of the Plan means February 23, 2007, subject to approval of the Plan by the stockholders of the Company.
     (k) “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
     (l) “Employer” means the Company and its subsidiaries.
     (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (n) “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.
     (o) “Fair Market Value” of Company Stock means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock on the relevant date (if applicable, as reported on the Consolidated Tape) or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.
     (p) “Grant” means an Option, Stock Unit, Stock Award or SAR granted under the Plan.

     (q) “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant or Bonus Award, including all amendments thereto.
     (r) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.
     (s) “Non-Employee Director” means a member of the Board who is not an employee of the Employer.
     (t) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.
     (u) “Option” means an option to purchase shares of Company Stock, as described in Section 7.
     (v) “Participant” means an Employee or Non-Employee Director designated by the Committee to participate in the Plan.
     (w) “Plan” means this AMETEK, Inc. 2007 Omnibus Incentive Compensation Plan, as in effect from time to time.
     (x) “SAR” means a stock appreciation right as described in Section 10.
     (y) "Securities Act” means the Securities Act of 1933, as amended.
     (z) “Stock Award” means an award of Company Stock as described in Section 9.
     (aa) “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8.
      3. Administration
     (a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.
     (b) Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants or Bonus Awards shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants or Bonus Awards to be made to each such Participant, (iii) determine the time when the Grants or Bonus Awards will be made (iv) establish any performance goals for Grants and Bonus Awards, (v) determine the duration of any applicable exercise or restriction period, including the criteria for exercisability or vesting and any acceleration of exercisability or vesting, (vi) amend the terms and conditions of any previously issued Grant or Bonus Award, subject to the provisions of Section 18 below, and (vii) deal with any other matters arising under the Plan.
     (c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the

Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.
      4. Grants and Bonus Awards
     (a) Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, and SARs as described in Section 10. Bonus Awards may be granted as described in Section 13. All Grants and Bonus Awards shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement.
     (b) All Grants and Bonus Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant or Bonus Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant or Bonus Award. Grants and Bonus Awards need not be uniform as among the Participants.
      5. Shares Subject to the Plan
     (a) Shares Authorized. The total aggregate number of shares of Company Stock that may be issued under the Plan is 3,500,000 shares, subject to adjustment as described in subsection (e) below.
     (b) Limit on Stock Awards and Stock Units. Within the aggregate limit described in subsection (a), the maximum number of shares of Company Stock that may be issued under the Plan pursuant to Stock Awards and Stock Units during the term of the Plan is 1,050,000 shares, subject to adjustment as described in subsection (e) below.
     (c) Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards or Stock Units are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Grants shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Exercise Price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If SARs are exercised, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs and without regard to any cash settlement of the SARs. To the extent that a Grant of Stock Units is designated in the Grant Agreement to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).
     (d) Individual Limits. All Grants under the Plan shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan to any individual during any calendar year shall be 1,225,000 shares, subject to adjustment as described in subsection (e) below. The foregoing limit of this subsection (d) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments with respect to Grants (other than with respect to Dividend Equivalents, Dividends or Bonus Awards) shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate. A Participant may not accrue Dividend Equivalents and Dividends on performance-based Grants described in Section 11 during any calendar year in excess of $500,000.
     (e) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In the event of a Change in Control of the Company, the provisions of Section 12 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.
      6. Eligibility for Participation
All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan. The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.
      7. Options
     (a) General Requirements. The Committee may grant Options to an Employee or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Non-Employee Directors.
     (b) Type of Option, Price and Term.
          (i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees or Non-Employee Directors.
          (ii) The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. An Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code.
         (iii) The Committee shall determine the term of each Option, which shall not exceed seven years from the date of grant.
     (c) Exercisability of Options.
         (i) Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant options that are subject to achievement of performance goals or other conditions.

     (ii) Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).
     (d) Termination of Employment or Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed by the Employer, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, and during what time periods a Participant may exercise an Option after termination of employment or service.
     (e) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment of the Exercise Price for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases simultaneously with or prior to the issuance of the Company Stock.
     (f) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.
      8. Stock Units
     (a) General Requirements. The Committee may grant Stock Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.
     (b) Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.
     (c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

     (d) Requirement of Employment or Service. Except as provided in the Grant Agreement, a Stock Unit may only be paid while the Participant is employed by the Employer, or providing service as a Non- Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.
     (e) Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.
      9. Stock Awards
     (a) General Requirements. The Committee may issue shares of Company Stock to an Employee or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee; provided that no Stock Awards shall have a vesting period of less than three years except upon the occurrence of such special circumstance or event as, in the opinion of the Committee, merits special consideration. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.
     (b) Requirement of Employment or Service. Except as otherwise provided in the Grant Agreement, shares of Company Stock pursuant to a Stock Award may only be issued while the Participant is employed by the Employer, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.
     (c) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 16(a).
     (d) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any Dividends paid on such shares during the restriction period. The Committee may determine that Dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the Dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated Dividends may accrue interest, as determined by the Committee, and shall be paid in cash or in such other form as the Committee determines.

      10. Stock Appreciation Rights
     (a) General Requirements. The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with an Option. The Committee shall establish the number of shares, the term and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock on the date of Grant of the SAR. The term of each SAR shall not exceed seven years from the date of grant.
     (b) Tandem SARs. The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.
     (c) Exercisability. An SAR shall become exercisable in accordance with such terms and conditions as may be determined by Committee in the Grant Agreement. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. Except as provided in the Grant Agreement, an SAR may only be exercised while the Participant is employed by the Employer, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, and during what periods a Participant may exercise an SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.
     (d) Grants to Non-Exempt Employees. SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).
     (e) Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement. The Committee shall determine whether the stock appreciation for an SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.
     11. Qualified Performance-Based Compensation
     (a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents or Dividends granted to an executive Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 11 shall apply.
     (b) Performance Goals. When Grants are made under this Section 11, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”
     (c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, diluted earnings per share, price-earnings multiples, net income, operating income, revenues, working capital, operating working capital, number of days sales outstanding in accounts receivable, inventory turnover, productivity, operating income margin, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, stockholder return, return on equity, return on capital employed, growth in assets, unit volume, sales, sales growth, return on sales, internal sales growth, operating cash flow, free cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform among Participants.
     (d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.
     (e) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.
     (f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants under this Section 11 shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.
     12. Consequences of a Change of Control
     (a) Alternatives upon a Change of Control. In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Options and SARs shall be fully exercisable, and restrictions on outstanding Stock Awards shall lapse and accumulated Dividends shall be paid, as of the date of the Change of Control or at such other time as the Committee determines, (ii) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price, and on such terms as the Committee determines, (iii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, (iv) with respect to Participants holding Stock Units, the Committee may determine that such Participants shall receive one or more payments in settlement of such Stock Units and accumulated Dividend

Equivalents, in such amount and form and on such terms as may be determined by the Committee, or (v) the Committee may determine that any Grants that remain outstanding after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.
     (b) Other Transactions. The Committee may provide in a Grant Agreement that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.
     13. Annual Bonus Awards
     (a) General Requirements. The Committee may grant annual Bonus Awards that shall be considered “qualified performance-based compensation” under section 162(m) of the Code to Employees who are executive Employees, upon such terms and conditions as the Committee deems appropriate under this Section 13.
     (b) Target Bonus Awards and Performance Goals. When the Committee decides to make Bonus Awards under this Section 13, the Committee shall select the executive Employees who will be eligible for Bonus Awards, specify the annual performance period and establish target Bonus Awards and performance goals for the performance period. The performance period shall be the Company’s fiscal year or such other period (of not more than 12 months) as the Committee determines. The Committee shall determine each Participant’s target Bonus Award based on the Participant’s responsibility level, position or such other criteria as the Committee shall determine. A Participant’s target Bonus Award may provide for differing amounts to be paid based on differing thresholds of performance. The Committee shall establish in writing (i) the objective performance goals that must be met in order for the Bonus Awards to be paid for the performance period, (ii) the maximum amounts that may be paid if the performance goals are met, (iii) any threshold levels of performance that must be met in order for Bonus Awards to be paid, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Company shall notify each Participant of the Participant’s target Bonus Award and the applicable performance goals for the performance period.
     (c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the criteria described in Section 11(c) above. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform among Participants.
     (d) Timing of Establishment of Target Bonus Awards and Goals. The Committee shall establish each Participant’s target Bonus Award and performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.
     (e) Maximum Bonus Award Amount. The maximum Bonus Award (designated as “qualified performance-based compensation” under section 162(m) of the Code) that may be payable to any Participant under this Section 13 for an annual performance period is $5,000,000.

     (f) Section 162(m) Requirements. A target Bonus Award that is designated as “qualified performance-based compensation” under section 162(m) of the Code may not be awarded as an alternative to any other award that is not designated as “qualified performance-based compensation,” but instead must be separate and apart from all other awards made. The Committee shall not have discretion to increase the amount of compensation that is payable based on achievement of the performance goals, but the Committee may reduce the amount of compensation that is payable based upon the Committee’s assessment of personal performance or other factors. Any reduction of a Participant’s Bonus Award shall not result in an increase in any other Participant’s Bonus Award.
     (g) Certification of Results. The Committee shall certify the performance results for the performance period after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Bonus Award based on the achievement of the performance goals, the Committee’s exercise of its discretion to reduce Bonus Awards and the satisfaction of all other terms of the Bonus Awards. Subject to the provisions of Section 13(j) and Section 14, payment of the Bonus Awards certified by the Committee shall be made in a single lump sum cash payment as soon as practicable following the close of the performance period, but in any event within 2-1/2 months after the close of the performance period.
     (h) Limitations on Rights to Payment of Bonus Awards. No Participant shall have any right to receive payment of a Bonus Award under the Plan for a performance period unless the Participant remains in the employ of the Employer through the last day of the performance period; provided, however, that the Committee may determine that if a Participant’s employment with the Company terminates prior to the end of the performance period, the Participant may be eligible to receive all or a prorated portion of any Bonus Award that would otherwise have been earned for the performance period, under such circumstances as the Committee deems appropriate.
     (i) Change of Control. If a Change of Control occurs prior to the end of a performance period, the Committee may determine that each Participant who is then an Employee and was awarded a target Bonus Award for the performance period may receive a Bonus Award for the performance period, in such amount and at such time as the Committee determines.
     (j) Discretionary and Other Bonuses. In addition to Bonus Awards that are designated “qualified performance-based compensation” under section 162(m) of the Code, as described above, the Committee may grant to executive Employees such other bonuses as the Committee deems appropriate, which may be based on individual performance, Company performance or such other criteria as the Committee determines. Decisions with respect to such bonuses shall be made separate and apart from the Bonus Awards described in this Section 13.
     14. Deferrals
     The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant or Bonus Award. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.
     15. Withholding of Taxes
     (a) Required Withholding. All Grants and Bonus Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving Grants or Bonus Awards or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants or Bonus Awards, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants or Bonus Awards.

     (b) Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.
     16. Transferability of Grants and Bonus Awards
     (a) Restrictions on Transfer. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution. Bonus Awards are not transferable. If a Participant dies, any amounts payable after his death pursuant to a Bonus Award shall be paid to the personal representative or other person entitled to succeed to the rights of the Participant.
     (b) Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide, in a Grant Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.
     17. Requirements for Issuance of Shares
No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a stockholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.
     18. Amendment and Termination of the Plan
     (a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that if stockholder approval of an amendment is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements, then such amendment must be approved by the Company’s stockholders. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant or Bonus Award previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 19(b) below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.
     (b) No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options or SARs, nor may the Board amend the Plan to permit repricing of Options or SARs, unless the stockholders of the Company provide prior approval for such repricing. The term “repricing” shall have the meaning given that term in Section 303A(8) of the New York Stock Exchange Listed Company Manual, as in effect from time to time, or any successor provision.

     (c) Stockholder Approval for “Qualified Performance-Based Compensation.” Notwithstanding any provision of the Plan to the contrary, all Grants and Bonus Awards shall be made contingent upon, and subject to, stockholder approval of the Plan at the 2007 annual stockholders’ meeting. If Grants are made under Section 11 above, or if Bonus Awards are made under Section 13 above, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Sections 11 and 13, if additional Grants are to be made under Section 11 or if additional Bonus Awards are made under Section 13 and if required by section 162(m) of the Code or the regulations thereunder.
     (d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.
     19. Miscellaneous
     (a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.
     (b) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act as are necessary to enable the transactions to be exempt from Section 16(b) of the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” and Bonus Awards comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants and Bonus Awards comply with the requirements of section 409A of the Code or an exception from such requirements. To the extent that any legal requirement or condition of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant or Bonus Award if it is contrary to law or modify a Grant or Bonus Awards to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.
     (c) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.
     (d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants or Bonus Awards under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
     (e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to receive a Grant or Bonus Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.
     (f) No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
     (g) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.
     (h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the state of Delaware, without giving effect to the conflict of laws provisions thereof.

APPENDIX B
AMETEK, Inc.
ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

Index	Page

Information Relating to AMETEK Common Stock	B-

Selected Financial Data	B-

Management’s Discussion and Analysis of
Financial Condition and Results of Operations	B-

Reports of Management	B-

Report of Independent Registered Public Accounting Firm on
Internal Control over Financial Reporting	B-

Report of Independent Registered Public Accounting Firm on
Financial Statements	B-

Consolidated Statement of Income	B-

Consolidated Balance Sheet	B-

Consolidated Statement of Stockholders’ Equity	B-

Consolidated Statement of Cash Flows	B-

Notes to Consolidated Financial Statements	B-

B-1

DIRECTIONS TO
ANNUAL MEETING OF STOCKHOLDERS OF AMETEK, INC.
TO BE HELD AT
J. P. MORGAN CHASE & CO.
1 CHASE MANHATTAN PLAZA
28th FLOOR
NEW YORK, NY 10005
(212) 270-6000
J. P. Morgan Chase & Co.’s 1 Chase Manhattan Plaza is located in lower Manhattan and is accessible by mass transportation from New York, New Jersey, Connecticut, Long Island, and elsewhere. Below are automobile directions.
Directions from New Jersey
Take Route 3 East to the Lincoln Tunnel. Upon exiting the Tunnel, turn right onto 40th Street and proceed eastbound to Broadway. Turn right onto Broadway and travel south to Wall Street. Make a left on Wall Street and the next left onto William Street. Chase Manhattan Plaza is on the left.
Alternate route: From the George Washington Bridge, follow signs for Harlem River Drive. Take the Harlem River Drive until it becomes the FDR Drive. Take the FDR Drive South to Exit 2 Brooklyn Bridge. Exit toward Manhattan Civic Center. Make a left on Pearl Street and continue on Water Street. Make a right onto Pine Street and a right on William Street. Chase Manhattan Plaza is on the left.
Directions from Connecticut
Take I-95 South to the Bruckner Expressway. Take the Bruckner Expressway to the Triborough Bridge and take the exit to Manhattan. Follow the signs to the FDR Drive South. Take Exit 2 Brooklyn Bridge toward the Manhattan Civic Center. Make a left on Pearl Street and continue on Water Street. Make a right onto Pine Street and a right on William Street. Chase Manhattan Plaza is on the left.
Alternate route: Take I-684 South or the Merritt Parkway onto the Hutchinson River Parkway to the Cross County Parkway. Proceed west on the Cross County Parkway to the Saw Mill River Parkway South. The Saw Mill Parkway becomes the Henry Hudson Parkway in New York City. Proceed south on the Henry Hudson Parkway until it becomes the West Side Highway (Route 9A). Take the West Side Highway south to Liberty Street. Make a left onto Liberty Street and go eastbound onto Maiden Lane. Make a right onto Pearl Street, a right onto Cedar Street and a final right onto William Street. Chase Manhattan Plaza is on the left.
Directions from Long Island
Take the Long Island Expressway West (Route 495) to the Midtown Tunnel. Upon exiting the Tunnel turn left onto East 39th Street and proceed Westbound to Broadway. Turn left onto Broadway and travel south to Wall Street. Make a left on Wall Street and the next left onto William Street. Chase Manhattan Plaza is on the left.
Alternate route: Take the Grand Central Parkway to the Triborough Bridge. Take the exit to Manhattan and follow the signs for the FDR Drive South. Take Exit 2 Brooklyn Bridge toward the Manhattan Civic Center. Make a left on Pearl Street and continue on Water Street. Make a right onto Pine Street and a right on William Street. Chase Manhattan Plaza is on the left.
This document is printed on recycled paper, which contains at least 10% post consumer waste.

ANNUAL MEETING OF STOCKHOLDERS OF
AMETEK, Inc.
April 24, 2007

PROXY VOTING INSTRUCTIONS

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the Web Site.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Daylight Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

     PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Charles D. Klein Steven W. Kohlhagen
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION INCREASING AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 400,000,000.	☐	☐	☐

3.	PROPOSAL TO APPROVE THE AMETEK, INC. 2007 OMNIBUS INCENTIVE COMPENSATION PLAN.	☐	☐	☐

4.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2007.	☐	☐	☐
At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.
UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1) AND FOR PROPOSALS (2), (3) AND (4), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.
Annual Meeting of Stockholders
AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 2:00 p.m. Eastern Daylight Time on Tuesday, April 24, 2007, at J. P. Morgan Chase & Co., 1 Chase Manhattan Plaza, 28th Floor, New York, New York 10005. Please see your proxy statement for directions should you wish to attend the meeting.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AMETEK, Inc.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Frank S. Hermance, Patrick J. Farris and Kathryn E. Sena or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at J. P. Morgan Chase & Co., 1 Chase Manhattan Plaza, 28th Floor, New York, New York 10005, on Tuesday, April 24, 2007, at 2:00 p.m. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF
AMETEK, Inc.
April 24, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Charles D. Klein Steven W. Kohlhagen
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION INCREASING AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 400,000,000.	☐	☐	☐

3.	PROPOSAL TO APPROVE THE AMETEK, INC. 2007 OMNIBUS INCENTIVE COMPENSATION PLAN.	☐	☐	☐

4.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2007.	☐	☐	☐
At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.
UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1) AND FOR PROPOSALS (2), (3) AND (4), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.